UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material under § 240.14a-12.

ENERGEN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 22, 2018

To Our Shareholders:

It is our pleasure to extend to you a cordial invitation to attend the Annual Meeting of Shareholders of Energen Corporation (“Energen” or the “Company”). The Annual Meeting will be held at the principal office of the Company in Birmingham, Alabama on Thursday, May 3, 2018, at 8:30 a.m., Central Daylight Time.

Your Board of Directors (or the “Board”) is recommending a highly qualified and experienced slate of director nominees for election to the Board of Directors at the Annual Meeting. At the Annual Meeting, we will ask you to: (1) elect three directors for three-year terms ending in 2021, one director for a two-year term ending in 2020, and two directors for one-year terms ending in 2019; (2) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year; (3) consider an advisory vote on the compensation of our named executive officers; and (4) consider such other business as may properly come before the Annual Meeting.

The accompanying materials include the Notice of Annual Meeting of Shareholders and Proxy Statement. The Proxy Statement describes the business that we will conduct at the Annual Meeting. It also provides information about your Company that you should consider when you vote your shares.

Even if you plan to attend the Annual Meeting, we request that you vote your shares FOR the Board’s nominees and all other proposals submitted by the Board by using the enclosed proxy card. Voting is easy – you may vote electronically by following the instructions provided on the enclosed proxy card, or sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Holders of shares as of the close of business on February 28, 2018, the record date for voting at the Annual Meeting, are urged to vote FOR the Board’s nominees and the Company’s other proposals.

This proxy statement and the accompanying proxy card are first being sent or given to shareholders on or about March 22, 2018.

Yours very truly,

Chairman of the Board

ENERGEN CORPORATION

Notice of Annual Meeting of Shareholders

To Be Held May 3, 2018

TIME AND DATE	8:30 a.m., Central Daylight Time, on Thursday, May 3, 2018

PLACE	Energen Plaza 605 Richard Arrington Jr. Blvd. North Birmingham, Alabama 35203-2707 Directions to the Annual Meeting are available by calling Investor Relations at 1-800-654-3206.

AGENDA

(1) To elect:

•   three members of the Board of Directors for three-year terms;

•   one member of the Board of Directors for a two-year term; and

•   two members of the Board of Directors for one-year terms.

(2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018.

(3) To cast an advisory vote on the Company’s executive compensation (“Say-on-Pay” vote).

(4) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE	You are eligible to vote if you were a shareholder of record of the Company on February 28, 2018.

PROXY VOTING	Your vote is extremely important. Even if you plan to attend the Annual Meeting, we request that you vote your shares FOR the Board’s nominees and all other proposals submitted by the Board by using the enclosed proxy card. Voting is easy – you may vote electronically by following the instructions provided on the enclosed proxy card, or sign, date and return the enclosed proxy card in the postage-paid envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD MAY 3, 2018:

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K for the year ended December 31, 2017 are available at: www.annualmeeting.energen.com.

Birmingham, Alabama
Secretary

March 22, 2018

PROXY STATEMENT

i

ii

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING	59

PEER GROUP DATA BASE	A-1

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	B-1

iii

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

OF ENERGEN CORPORATION

May 3, 2018

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. It does not include all of the information that you should consider and you should read the entire Proxy Statement before voting. This Proxy Statement was first distributed beginning on or about March 22, 2018. In this Proxy Statement, Energen Corporation may also be referred to as “we”, “us”, “Energen” or the “Company”.

2018 ANNUAL MEETING OF SHAREHOLDERS

• Date and Time:	Thursday, May 3, 2018, 8:30 a.m., Central Daylight Time

• Place:	Energen Plaza 605 Richard Arrington Jr. Blvd. North Birmingham, Alabama 35203-2707

• Record Date:	February 28, 2018

VOTING MATTERS AND BOARD RECOMMENDATIONS

Voting Item	Our Board’s Recommendations
Election of Director Nominees (page 9)	FOR each Director Nominee

Ratification of Appointment of Independent Auditor (page 27)	FOR

Advisory Vote to Approve Executive Compensation (page 58)	FOR

DIRECTOR NOMINEES (BEGINNING ON PAGE 9)

The following table provides summary information about each Director nominee. Three of our Director nominees are standing for election for three-year terms: Jonathan Z. Cohen, William G. Hargett and Alan A. Kleier. One of our Director nominees is standing for election for a two-year term: Vincent J. Intrieri. Laurence M. Downes and Lori A. Lancaster are standing for election for one-year terms.

In January 2018, we received notice from Corvex Master Fund, LP and its affiliates, including Corvex Management LP (together, “Corvex”), that they intended to nominate four individuals for election to our Board of Directors at our Annual Meeting. On March 6, 2018, our Company reached an understanding with Corvex and entered into a letter agreement regarding nominations to our Board of Directors and certain other related matters. Pursuant to the terms of the letter agreement and in accordance with the provisions of our certificate of incorporation and Alabama corporate law, on March 6, 2018 our Board of Directors increased the size of our Board to eleven (11) Directors and appointed Jonathan Z. Cohen and Vincent J. Intrieri to our Board to fill the vacancies created by the expansion of our Board. Each of our Director nominees has consented to be nominated and to continue to serve as a Director if elected. However, if any Director nominee becomes unable or unwilling to serve as a Director if elected, the proxy holders may vote for another person nominated by our Board of Directors.

Name	Age	Director Since	Primary Occupation	Committee Memberships	Other Public Company Boards
Jonathan Z. Cohen*	47	2018	Chief Executive Officer, Osprey Energy Acquisition Corporation; Executive Chairman, Atlas Energy Group, LLC	C	Osprey Energy Acquisition Corp.; Atlas Energy Group, LLC; Titan Energy, LLC
William G. Hargett*	68	2015	Former Chairman, President and CEO of Houston Exploration Company	A, G**	N/A
Alan A. Kleier*	64	2015	Former Vice President, Mid-Continent Business Unit of Chevron	A, G	N/A
Vincent J. Intrieri*	61	2018	Chief Executive Officer, VDA Capital Management; Former Senior Managing Director, Icahn Capital Management	A	Hertz Global Holdings, Inc.; Navistar International Corporation; Transocean, Ltd.; Conduent Inc.
Laurence M. Downes*	60	2017	Chairman, President and Chief Executive Officer of New Jersey Resources Corporation	A, C	New Jersey Resources Corporation
Lori A. Lancaster*	48	2017	Oil and gas exploration (E&P) sector investment banker	A	N/A

A	Audit Committee
C	Compensation Committee
G	Governance & Nominations Committee

* Independent Director or Director Nominee

** Chair of Committee

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	WHY DID I RECEIVE THESE PROXY MATERIALS?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Energen Corporation, an Alabama corporation, of proxies for use at the 2018 Annual Meeting of Shareholders of the Company and at any adjournment or postponement of the Annual Meeting.

You are invited to attend our Annual Meeting on May 3, 2018, beginning at 8:30 a.m., Central Daylight Time. The Annual Meeting will be held at our principal office, 605 Richard Arrington Jr.

Blvd. North, Birmingham, Alabama 35203-2707. You may call Investor Relations at 1-800-654-3206 for additional directions to the Annual Meeting location.

The Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”), Proxy Statement and the proxy or voting instruction card are being mailed or made available to shareholders beginning on or about March 22, 2018.

2.	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

You can vote if, as of the close of business on February 28, 2018, you were a shareholder of record of Energen common stock. As of that date, a total of 97,404,730 shares of common stock were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

3.	WHAT IS A QUORUM FOR THE ANNUAL MEETING?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Proxies relating to shares held by beneficial owners that are voted by brokers on some matters will be treated as shares present for determining the presence of a quorum, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld from the broker (i.e., broker non-votes).

4.	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered in your name with Energen’s transfer agent, Computershare, you are the “shareholder of record” of those shares. The Notice of Internet Availability and, if requested, Proxy Statement and any accompanying materials have been provided directly to you by Energen.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. The Notice of Internet Availability and, if requested, Proxy Statement and any accompanying materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instructions included on the Notice of Internet Availability, the form of proxy or voting instruction card, or by following your holder of record’s instructions for voting by telephone or on the Internet.

If you hold your shares as a participant in the Energen Corporation Employee Savings Plan, the proxy that you submit will provide your voting instructions to the plan trustee. If you do not submit a proxy, the plan trustee will vote your plan shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. To allow sufficient time for the Employee Savings Plan trustees to tabulate the vote of the plan shares, your voting instructions must be received by 11:59 p.m., Eastern Time, on April 30, 2018.

5.	HOW DO I VOTE?

Shareholders of record may vote using any of the following methods:

By mail

Complete, sign and date the accompanying proxy or voting instruction card and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

By telephone or on the Internet

Shareholders of record can vote by calling the toll-free telephone number on the proxy card. Please have the proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

You may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability or the proxy card to vote online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m., Eastern Time, on May 2, 2018.

If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

Voting by Employee Savings Plan participants

If you held your shares as a participant in the Energen Corporation Employee Savings Plan, you can vote the shares of common stock held for your account through any of the proxy voting options set forth above.. To allow sufficient time for the Employee Savings Plan trustees to tabulate the vote of the plan shares, your voting instructions must be received by 11:59 p.m., Eastern Time, on April 30, 2018.

Voting by beneficial owners

The Notice of Internet Availability and, if requested, Proxy Statement and any accompanying materials have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instructions included in the materials forwarded to you by the holder of record, which may be different from the instructions mailed to shareholders of record. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive.

In person at the Annual Meeting

Shareholders who attend the Annual Meeting may vote in person at the Annual Meeting. However, we encourage you to vote your proxy by Internet, telephone or mail prior to the meeting, even if you plan to attend in person. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting.

Please vote promptly

Your vote is important. You can save us the expense of subsequent mailings by voting promptly.

6.	WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE?

Shareholders of record

You can revoke your proxy at any time before it is exercised by:

◾	written notice to the Secretary of the Company;

◾	timely delivery of a valid, later-dated proxy; or

◾	voting by ballot at the Annual Meeting.

Beneficial owners

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

Employee Savings Plan participants

If you hold shares in the Energen Corporation Employee Savings Plan, you can change your voting instructions for those shares by voting again electronically or by returning a later dated proxy card. To allow sufficient time for the Employee Savings Plan trustees to tabulate the vote of the plan shares, if you hold shares in the Energen Corporation Employee Savings Plan, your voting instructions (or any change to such instructions) must be received by 11:59 p.m., Eastern Time, on April 30, 2018.

7.	WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

Shareholders will vote on three items at the Annual Meeting:

◾	the election of three members of the Board of Directors for three-year terms, one member of the Board of Directors for a two-year term, and two members of the Board of Directors for one-year terms;

◾	ratification of the appointment of PricewaterhouseCoopers LLP as Energen’s independent registered public accounting firm for 2018; and

◾	an advisory vote on Energen’s executive compensation.

At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Annual Meeting.

8.	WHAT ARE THE BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

The Board of Directors recommends that you vote your shares:

◾	“FOR” election of each of the Board’s nominees to the Board of Directors;

◾	“FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Energen’s independent registered public accounting firm for 2018; and

◾	“FOR” the proposal regarding an advisory vote on executive compensation.

9.	WHAT ARE THE VOTING REQUIREMENTS TO ELECT THE DIRECTORS AND TO APPROVE EACH OF THE PROPOSALS DISCUSSED IN THIS PROXY STATEMENT?

Proposal	Vote Required	Broker Discretionary Voting Allowed
Election of Directors	Majority of Votes Cast	No
Ratification of PricewaterhouseCoopers	Majority of Votes Cast	Yes
Advisory Approval of Executive Compensation	Majority of Votes Cast	No

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast.

Election of Directors; Majority Vote Policy

Directors must be elected by majority vote. This means that the number of votes cast “for” a

Director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a Director nominee.

Ratification of PricewaterhouseCoopers LLP

The votes cast “for” must exceed the votes cast “against” to approve the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

Advisory Approval of Executive Compensation

The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our named executive officers. Abstentions and broker non-votes are not counted as votes “for” or “against” this proposal.

10.	HOW WILL MY SHARES BE VOTED AT THE ANNUAL MEETING?

At the Annual Meeting, the proxy holders appointed by the Board of Directors (the persons named in the proxy card or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

◾	FOR election of each of the Director nominees named in this Proxy Statement;
◾	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2018 fiscal year; and

◾	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

11.	WHAT IS A BROKER NON-VOTE?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker on how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (the “NYSE”). If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors or the advisory approval of executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

12.	COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If you return your signed and completed proxy

card or vote electronically and other matters are properly presented at the Annual Meeting for consideration, the proxy holders appointed by the Board of Directors will have the discretion to vote for you on such matters.

13.	WHO WILL PAY FOR THE COST OF THE COMPANY’S PROXY SOLICITATION?

Energen will pay the cost of soliciting proxies by the Company. Proxies may be solicited on our behalf by our Directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. Copies of proxy materials will be supplied to brokers, dealers, banks and voting trustees, or their nominees, to solicit proxies from beneficial owners, and we will reimburse these institutions for their reasonable expenses.

We have also engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies for a fee of $20,000 plus reasonable expenses.

14.	WHY DID I RECEIVE A “NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS” BUT NO PROXY MATERIALS?

We distribute our proxy materials to shareholders via the Internet under the “Notice and Access” approach permitted by rules of the Securities and Exchange Commission (the “SEC”). This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or about March 22, 2018, we mailed a “Notice Regarding the Availability of Proxy Materials” to shareholders, containing instructions on how to access the proxy materials on the Internet.

15.	CAN I ACCESS THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND THE 2017 ANNUAL REPORT ON FORM 10-K ON THE INTERNET?

This Proxy Statement, the form of proxy card and the Annual Report on Form 10-K for the year ended December 31, 2017 are available at www.annualmeeting.energen.com. SEC rules permit the Company to provide shareholders with proxy materials electronically instead of in paper form, even if they have not made an election to receive the material electronically.

16.	WHAT ARE THE HOUSEHOLDING RULES?

The SEC’s householding rules allow us to deliver only one set of proxy materials to shareholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another shareholder and have received only one set of proxy materials from the Company, you may request a separate copy of these materials by calling our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 456-3524 (from the U.S. and Canada) or +1 (412) 232-3651 (from other locations).

If you are a registered shareholder and wish to change your election with regard to householding for future mailings, please write to the Corporate Secretary of the Company at 605 Richard Arrington Blvd. North, Birmingham, AL 35203-2707.

If you are a beneficial owner, the bank, broker or other holder of record may deliver only one copy of the Notice of Annual Meeting and Proxy Statement to shareholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the shareholders. Beneficial owners sharing an address who are currently receiving multiple copies for the proxy materials and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all shareholders at the shared address in the future.

OUR DIRECTOR NOMINEES

Our Board of Directors has nominated three Directors for election for three-year terms, one Director for election for a two-year term and two Directors for election for one-year terms. The Board is divided into three classes serving staggered three-year terms. The terms of six of the present Directors expire at this Annual Meeting: Jonathan Z. Cohen, William G. Hargett, Alan A. Kleier, Vincent J. Intrieri, Laurence M. Downes and Lori A. Lancaster. Messrs. Cohen, Hargett and Kleier have been nominated for election as Directors for terms expiring in 2021. Mr. Intrieri has been nominated for election as a Director for a term expiring in 2020. Mr. Downes and Ms. Lancaster have been nominated for election as Directors for terms expiring in 2019.

Our Board of Directors recommends that shareholders vote FOR the election of Jonathan Z. Cohen, William G. Hargett, and Alan A. Kleier to serve in the class with terms expiring in 2021, FOR the election of Vincent J. Intrieri to serve in the class with a term expiring in 2020, and FOR the election of Laurence M. Downes and Lori A. Lancaster to serve in the class with terms expiring in 2019. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We expect each nominee for election as a Director to be able to serve if elected. Biographical data on these nominees and the other members of the Board of Directors is presented below under the caption “Election of Directors.”

Messrs. William G. Hargett and Alan A. Kleier were elected by the shareholders at the 2015 Annual Meeting and Mr. Laurence M. Downes was elected by the shareholders at the 2017 Annual Meeting. Ms. Lori A. Lancaster was appointed to the Board of Directors, effective July 21, 2017. Messrs. Jonathan Z. Cohen and Vincent J. Intrieri were appointed to the Board of Directors, effective March 6, 2018, in connection with the Company’s entry into a letter agreement with Corvex regarding nominations to our Board of Directors and certain related matters. Prior to entry into the letter agreement, Corvex had indicated its intention to nominate Messrs. Jonathan Z. Cohen and Vincent J. Intrieri, along with two additional nominees, for election to the Company’s Board of Directors at the Annual Meeting. Corvex agreed to withdraw its previously announced nominations to the Board of Directors, and to vote its shares in favor of each of the six Director nominees. In addition to withdrawal of its nominations, Corvex also agreed to voluntarily dismiss with prejudice the lawsuit captioned Corvex Management LP, Appellant v. Energen Corporation, Appellee then pending before the Supreme Court of Alabama appealing a lower court order granting Energen’s request for declaratory and injunctive relief against Corvex.

Unless you otherwise direct on the proxy form, the proxy holders intend to vote your shares in favor of the Board’s nominees. Under the majority vote standard applicable under Alabama law, a nominee must receive a majority of the votes cast at the Annual Meeting in person or by proxy in order to be elected. If one or more of the Board’s nominees becomes unavailable for election or service as a Director, the proxy holders may vote your shares for one or more substitutes designated by the Board of Directors.

ELECTION OF DIRECTORS

The members of our Board of Directors, including the six nominees for election, are identified below.

NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2021

Name and Year First Became Director	Principal Occupation and Other Information

JONATHAN Z. COHEN Director since March 6, 2018	Mr. Cohen, 47, has served as Chief Executive Officer (CEO) and as a director of Osprey Energy Acquisition Corp., a special purpose acquisition company, since April 2017. Mr. Cohen also serves as Chairman, CEO and Founder of Hepco Capital Management, a private investment firm making control investments in middle market companies and real estate, since its formation in September 2016. Previously, Mr. Cohen was CEO (from 2004 to September 2016) and President (from 2003 to September 2016) of Resource America, Inc., an asset manager investing in real estate, financial services and credit until its sale to C-III Capital Partners. Mr. Cohen also co-founded both Atlas Pipeline Partners, LP, a midstream energy company that was sold to Targa Resources, Inc. in 2015, and Atlas Energy, Inc., an exploration and production company that was sold to Chevron Corporation in 2011. Mr. Cohen was co-founder of the general partner of Arc Logistics Partners LP, and served as Chairman from 2006 until it was sold in December 2017 to Zenith Energy; founder of Castine Capital Management, LLC, a hedge fund specializing in financial services, and founder of Resource Capital (NYSE: RSO), a commercial mortgage REIT. Mr. Cohen currently serves as Executive Chairman of Atlas Energy Group, LLC (OTCQX: ATLS) and in connection therewith serves as Executive Vice Chairman of the board of Titan Energy, LLC (OTCQX: TTEN) and Atlas Growth Partners, L.P., both affiliates of ATLS. From August 2015 to September 2016, Mr. Cohen was also Executive Vice Chairman of Titan Energy’s predecessor, Atlas Resource Partners, L.P. Atlas Resource Partners and subsidiaries filed a voluntary pre-packaged plan under Chapter 11 in July 2016, which was confirmed and the companies emerged from Chapter 11 in September 2016.

WILLIAM G. HARGETT Director since 2015	Mr. Hargett, 68, has 35 years of North American oil and gas industry experience. He retired in 2007 as Chairman, President, and CEO of publicly-traded Houston Exploration Company, following its merger with Forest Oil. He joined Houston Exploration in 2001 as President and CEO and was elected Chairman in 2004. Mr. Hargett has had responsibility for improving operations and profitability at eight exploration and production companies, with experience in most of the petroleum basins of the U.S., including the Permian Basin. He began his career in 1973 as Exploration Geologist with Amoco Production Company; in 1974 he joined Tenneco Oil Company serving in various exploration positions including Exploration Manager Gulf Coast Division from 1984 to 1988; in 1988 he became President and Director – North Central Oil Company; in 1993 President – Amax Oil and Gas Inc.; in 1994 President and Chief Operating Officer (USA) – Greenhill Petroleum Corp.; and in 1997 President, Chief Operating Officer, and Director – Snyder Oil Company and, following its 1999 merger, President North America – Santa Fe Snider. Mr. Hargett is a graduate of the University of Alabama (B.S. geology; M.S. geology) and the Executive Management Program at the Fuqua School of Business of Duke University.

Name and Year First Became Director	Principal Occupation and Other Information

ALAN A. KLEIER Director since 2015	Mr. Kleier, 64, retired in 2013 as Vice President of Chevron’s Mid-Continent Business Unit, a position which he had held since 2011. Kleier’s diverse oil and gas career began in 1977 when he joined Texaco Exploration and Production, Inc. as Field Engineer/Drilling Foreman, subsequently serving in roles of increasing responsibility in domestic oil and gas basins including the Bakken, San Juan and Permian Basins. At the time of the 2001 Chevron-Texaco merger, Mr. Kleier was Texaco’s Vice President, Central United States Business Unit. After the merger, he held the following positions within the Chevron organization: 2001 – Vice President Permian Basin Unit; 2003 – Vice President International Upstream; and 2004 – General Manager of Operations/Managing Director Southern Africa Strategic Business Unit (Angola); and was a member of Chevron’s executive management committee from 2001 to 2013. He has served on the Industrial Board of Advisors for the University of Louisville J.B. Speed School of Engineering since 2015. Mr. Kleier is a graduate of the University of Louisville (B.S. mechanical engineering and M.E. mechanical engineering).

NOMINEE FOR ELECTION AS DIRECTOR FOR A TWO-YEAR TERM EXPIRING IN 2020

Name and Year First Became Director	Principal Occupation and Other Information

VINCENT J. INTRIERI Director since March 6, 2018	Mr. Intrieri, 61, currently serves as President and Chief Executive Officer of VDA Capital Management LLC, a private investment firm, which he founded in January 2017. From October 1998 until December 2016, Mr. Intrieri was employed by Carl C. Icahn-related entities in various investment-related capacities. From January 2008 to December 2016, Mr. Intrieri served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, from November 2004 to December 2016, Mr. Intrieri was a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri is a director of Transocean, Ltd., a public provider of offshore contract drilling services for oil and gas wells (since May 2014); Conduent Incorporated, a business process services company that was launched on January 3, 2017 following its separation from Xerox (since January 2017; however, Mr. Intrieri is not standing for reelection at the Conduent 2018 annual meeting); Hertz Global Holdings, Inc., a public company engaged in the car rental business (since September 2014); and Navistar International Corporation, a truck and engine manufacturer (since October 2012). Following Conduent’s May 2018 annual meeting, Mr. Intrieri will be serving on only four public company boards. Mr. Intrieri previously served as a director of Chesapeake Energy Corporation, an oil and gas exploration and production company, from June 2012 to September 2016; CVR Refining, GP, LLC, the general partner of CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to September 2014; Forest Laboratories Inc., a supplier of pharmaceutical products, from June 2013 to June 2014; CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to May 2014; Federal-Mogul Holdings Corporation, a supplier of automotive powertrain and safety components, from December 2007 to June 2013; Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, railcar, food packaging, metals, real estate and home fashion, from July 2006 to September 2012; and was Senior Vice President of Icahn Enterprises L.P. from January 2011 to March 2012. In addition, during the course of his career, Mr. Intrieri has served as a director of a number of other public companies in a broad range of industries. Mr. Intrieri graduated, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting in 1984. Mr. Intrieri was a certified public accountant.

NOMINEES FOR ELECTION AS DIRECTORS FOR ONE-YEAR TERMS EXPIRING IN 2019

Name	Principal Occupation and Other Information

LAURENCE M. DOWNES Director since 2017	Mr. Downes, 60, is Chairman of the Board, President and Chief Executive Officer of New Jersey Resources Corporation (NYSE:NJR), an energy infrastructure and services holding company with natural gas distribution, energy services, clean energy, and midstream assets. He has served as President and CEO since 1995 and Chairman since 1996. He is a Director and past Chairman of the American Gas Association and the Natural Gas Council, a member of the National Petroleum Council, and a Trustee of the American Gas Foundation. Mr. Downes is Chair of the New Jersey Economic Development Authority and the John J. Heldrich Center for Workforce Development’s National Advisory Board at Rutgers University and serves as a member of the Board of Horizon Blue Cross Blue Shield of New Jersey. Prior to its September 2016 acquisition, Mr. Downes served as a director of Questar Corporation. Mr. Downes is a graduate of Iona College (B.B.A. Finance and M.B.A.) and an alumnus of Harvard Business School’s Advanced Management Program.

LORI A. LANCASTER Director since 2017	Ms. Lancaster, 48, is a former energy investment banker with 18 years of experience as a strategic and financial advisor to public and private corporate and financial sponsor clients on a wide range of projects, including mergers and acquisitions, divestitures, joint ventures, capital raising, leveraged buyouts and restructurings. For most of her investment banking career, Ms. Lancaster covered clients operating in the E&P sector. She last served as Managing Director in the Global Energy Group for UBS Securities from December 2013 until August 2016. Prior to UBS, she was Managing Director in the Global Natural Resources Group for Nomura Securities from July 2010 until December 2013. She also held several positions with Goldman, Sachs & Co. from 1999 to 2008, including Managing Director in the Global Natural Resources Group, Upstream Oil & Gas Sector Captain and Financial Sponsor Industry Execution Captain. She is a graduate of Texas Christian University (B.B.A. Finance) and The University of Chicago Booth School of Business (M.B.A.).

DIRECTORS WHOSE TERMS EXPIRE IN 2019

Name and Year First Became Director	Principal Occupation and Other Information

JAY GRINNEY Director since 2012	Mr. Grinney, 67, retired in 2016 as President, Chief Executive Officer and a director of publicly traded HealthSouth Corporation (now Encompass Health Corporation), one of the country’s largest providers of post-acute healthcare services. He was named to these positions in May 2004. Prior to joining HealthSouth, Mr. Grinney served in a number of senior management positions with HCA, Inc., or its predecessor companies, in particular, serving as president of HCA’s Eastern Group from May 1996 to May 2004, president of the Greater Houston Division from October 1993 to April 1996 and as chief operating officer of the Houston region from November 1992 to September 1993. Before joining HCA, Mr. Grinney held several executive positions during a nine-year career at the Methodist Hospital System in Houston, TX. Mr. Grinney has served in a number of community and civic leadership roles and presently serves on the board of directors of the Community Foundation of Greater Birmingham. He is a graduate of St. Olaf College (B.A. psychology), Washington University School of Medicine (M.H.A.), and Washington University Graduate School of Management (M.B.A.).

Name and Year First Became Director	Principal Occupation and Other Information

FRANCES POWELL HAWES Director since 2013	Ms. Hawes, 63, an independent financial consultant, has an extensive background in finance with publicly traded and private companies and is a CPA. Ms. Hawes served as Chief Financial Officer of New Process Steel, L.P., a privately held steel distribution business in the United States and Mexico from September 2012 through December 2013; as Senior Vice President and Chief Financial Officer of American Electric Technologies, Inc. from 2011 to 2012, as Interim Chief Financial Officer of Sterling Chemicals, Inc. from 2009 to 2010; as Executive Vice President and Treasurer of NCI Building Systems, Inc. from 2005 to 2008; as a financial advisor to London Merchant Securities LPC, a real estate and investment company, from 2003 to 2005; and as Chief Financial Officer and Treasurer of Grant Prideco, Inc., a manufacturer of engineered tubular products for the energy industry, from 2000 to 2001. Ms. Hawes serves as a director of one other publicly traded company, Archrock, Inc. She is active in a number of civic and professional organizations and serves as an executive officer for Financial Executives International – Houston, Texas Chapter. She is a graduate of the University of Houston (B.B.A.).

DIRECTORS WHOSE TERMS EXPIRE IN 2020

Name and Year First Became Director	Principal Occupation and Other Information

KENNETH W. DEWEY Director since 2007	Mr. Dewey, 64, is a co-founder and board member of Caymus Capital Partners, a market-neutral energy equity fund manager. Mr. Dewey was a co-founder of Randall & Dewey, a full-service transaction advisory firm specializing in oil and gas mergers, acquisitions and divestments. Randall & Dewey provided marketing, transaction, evaluation and research services for clients ranging from small, privately held firms to integrated energy companies and major oil companies. Mr. Dewey served as Randall & Dewey’s Chief Financial Officer from 1989 until his 2006 retirement following the firm’s 2005 acquisition by Jefferies & Company. From 1978 to 1989, Mr. Dewey held a variety of positions with Amoco Corporation and its subsidiaries. Mr. Dewey is a graduate of Stanford University (A.B. economics) and Wharton School, University of Pennsylvania (M.B.A.).

M. JAMES GORRIE Director since 2014	Mr. Gorrie, 55, is CEO of Brasfield & Gorrie, LLC, one of the largest privately held construction firms in the United States. It provides construction and construction management services for a wide variety of projects, including commercial, institutional, healthcare, industrial, and treatment plant construction. Mr. Gorrie joined Brasfield & Gorrie in 1984 and served in various roles prior to his election as President in 1994, a position which he held until 2015. He has served as CEO since his election to that position in 2011. Mr. Gorrie serves as a director of one other publicly traded company, ProAssurance Corporation. He is a graduate of Auburn University (B.S. building science).

Name and Year First Became Director	Principal Occupation and Other Information

JAMES T. MCMANUS, II Director since 2006	Mr. McManus, 59, is Chairman of the Board, President and Chief Executive Officer of the Company. He has been employed by Energen Corporation and its subsidiaries in various capacities since 1986. He was elected Executive Vice President and Chief Operating Officer of Energen Resources Corporation in October 1995 and President of Energen Resources in April 1997. He was elected President and Chief Operating Officer of the Company effective January 1, 2006, Chief Executive Officer effective July 1, 2007, and Chairman of the Board effective January 1, 2008. Prior to joining the Company, Mr. McManus worked for PricewaterhouseCoopers as a certified public accountant. Prior to its September 2016 acquisition, Mr. McManus served as a director of Questar Corporation. He is a graduate of the University of Alabama (B.S. accounting).

Each of our Directors also serves as a Director of Energen Resources Corporation (“Energen Resources”), our principal subsidiary.

DIRECTOR SKILLS AND QUALIFICATIONS

Our Governance and Nominations Committee considers the qualifications and backgrounds of each of our Directors when nominated for service on our Board of Directors. This year, our Governance and Nominations Committee reviewed the qualifications and backgrounds of Messrs. Hargett, Kleier, and Downes and Ms. Lancaster, and our full Board reviewed the qualifications and backgrounds of Messrs. Cohen and Intrieri. In each instance, our Board believes that each Director named above possesses skills and qualifications that enhance the quality of the Board as a whole. With respect to the six nominees, we note that:

•	Mr. Cohen has been involved with public and private entities of varying size, complexity and focus, as well as having extensive financial, business, operational and energy experience.

•	Mr. Hargett has 35 years of North American oil and gas industry experience, a background and expertise in the science of geology, and many years of senior executive experience, including eight years as CEO and Chairman of a publicly-traded company. Through his service with multiple exploration and production companies, Mr. Hargett has been responsible for value-adding transactions totaling over $13 billion.

•	Mr. Kleier has an engineering background and expertise, 36 years of industry experience with a major international oil and gas company, including senior operations experience in upstream oil and gas, and recent and relevant experience in the onshore North American market. During Mr. Kleier’s time as Vice President of Chevron’s Permian Basin Unit, he was responsible for 225,000 BOEPD and a $2 billion capital budget. Mr. Kleier’s expertise in the Permian Basin add tremendous value to his service on our Board.

•	Mr. Intrieri has skills and experience in accounting, corporate governance, finance, mergers and acquisitions and treasury matters, as well as significant experience as a director of numerous public companies, including in the energy industry.

•	Mr. Downes has many years of senior executive experience, including over two decades as a director and chief executive of a publicly-traded company. He brings to our Board the executive, governance and business analysis perspectives of a public company chief executive officer, significant financial expertise, and energy industry experience and knowledge.

•

Ms. Lancaster has many years of investment banking experience in the global oil and gas industry, including service as a Managing Director of the global natural resources groups at each of UBS Securities LLC, Nomura Securities International and

Goldman, Sachs & Co. She provides our Board with significant expertise regarding E&P company financing, including equity and debt financing in the public markets, and experience advising companies with respect to acquisition and merger opportunities in the E&P sector.

Our nominees’ respective business backgrounds are discussed above in more detail.

With respect to our five sitting directors, we note that:

•	Mr. Dewey’s extensive experience evaluating oil and gas property acquisitions and knowledge of the oil and gas resource base together with his financial expertise enhances the Board’s oversight and evaluation of Company operations, performance and opportunities.

•	Mr. Gorrie, Chief Executive Officer of Brasfield & Gorrie, LLC, has many years of senior executive experience, including service as a director of another publicly traded company. He brings to our Board the executive leadership, project management and risk assessment perspectives of a chief executive officer and provides an additional public company perspective.
•	Mr. Grinney, retired President, Chief Executive Officer and director of HealthSouth Corporation (now Encompass Health Corporation), has many years of senior executive experience, including over a decade as a director and chief executive of a publicly-traded company. He brings to our Board the executive, governance and business analysis perspectives of a public company chief executive officer.

•	Ms. Hawes, a certified public accountant, enhances the Board’s financial accounting, internal control and financing expertise through her many years of experience as a chief financial officer to both publicly traded and private companies. She also brings perspectives from her other public board service.

•	Mr. McManus, our Chairman and Chief Executive Officer, has successfully served in various Company leadership roles for over 30 years. He provides the Board with broad knowledge of Company operations and strategies and extensive industry involvement.

Our sitting directors’ respective business backgrounds are discussed above in more detail.

SELECTION OF BOARD NOMINEES

Our Governance and Nominations Committee identifies and evaluates Board candidates using one or more informal processes deemed appropriate for the circumstances. A determination of whether to pursue discussions with a particular individual is made after discussion by the Committee and may be preceded by formal or informal discussions involving one or more or all of the other Board members. Information considered by the Committee may include information provided by the candidate and one or more Committee or Board members. The Committee will also consider potential committee service by Board candidates at the time such candidates are evaluated for membership on the Board and, if the Board has vacancies on a particular committee or foresees such a vacancy, the

Committee may be more likely to consider Board candidates with credentials and experience suitable for service on such committee. Board candidates are expected to possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. They are also expected to have an inquisitive and objective perspective, practical wisdom, and good judgment. In addition to these fundamental characteristics, the Committee seeks to assemble and maintain a Board membership with a diverse portfolio of expertise, education, and experience conducive to generating multiple perspectives on the business, community, and strategic issues and opportunities encountered or anticipated by the Company in its pursuit to generate long-term shareholder value.

Although our Board does not establish specific goals with respect to racial and gender diversity, the Board’s overall diversity is a consideration in the Director nomination process. The Committee reviews the Director nominees (including any shareholder nominees) and ascertains whether the Director nominees meet the criteria set forth above and in our Corporate Governance Guidelines. The Board and the Committee believe that the collective experience of the Director nominees and continuing Directors allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders.

Our Board also believes that length of Board service should be considered in order to achieve an appropriate balance between the detailed Company knowledge and background that comes with years of service and the fresh perspective of newer Board members. Of our six Director nominees, four have served less than one year, while all six have served less than three full years. Our full Board has a good mix of experienced and new Directors, with more than 60% of the Directors serving less than five years, for an average tenure of 4 years. Once appropriate Board candidates have been identified, the Committee recommends nominations to our Board.

Ms. Lancaster was appointed in July 2017 to fill the vacancy on the Board created by the resignation of T. Michael Goodrich following our 2017 Annual Meeting. The Governance and Nominations Committee solicited suggestions for Board candidates from all Directors, certain of its outside advisors, including advisors in the oil and gas industry, and various contacts of the Board who might know of potential director candidates. Based on initial discussions with potential candidates and a review of their experience and qualifications, the Committee selected a number of candidates to be interviewed. As is the Company’s practice, the

Committee, together with our Lead Director and the Board’s Chairman, interviewed each of the candidates and unanimously recommended Ms. Lancaster to the entire Board. In recommending Ms. Lancaster, the Committee noted in particular Ms. Lancaster’s industry

knowledge and investment banking experience.

Ms. Lancaster was first brought to the attention of the Committee by the Board’s Chairman following discussions with one of the Company’s outside advisors.

As discussed previously, both Mr. Cohen and Mr. Intrieri were nominated by Corvex for election to our Board, along with two additional nominees. The Board’s Chairman, our Lead Director and Ms. Hawes (a member of our Governance and Nominations Committee not up for election in 2018) interviewed each of the Corvex nominees, including Messrs. Cohen and Intrieri, although Ms.Hawes was not able to participate in Mr. Intrieri’s interview. In connection with the letter agreement entered into with Corvex, the Board’s Chairman, our Lead Director and Ms. Hawes reviewed the results of their interviews with the Board, and the Board appointed Messrs. Cohen and Intrieri to the Board and approved the nomination of all of the Board’s nominees for election as Directors at the Annual Meeting.

Our Governance and Nominations Committee has not adopted a policy or procedure for the consideration of Director candidates recommended by shareholders. As stated in prior years, the Governance and Nominations Committee will consider timely shareholder recommendations, but has not received any such shareholder recommendations in the past. In the event we received a shareholder recommendation of a candidate for director, that recommendation would be shared with our Governance and Nominations Committee, which does not require a formal policy or process. Our By Laws contain detailed procedures for shareholders desiring to nominate, instead of recommend, a Director candidate. For this Annual Meeting, the Governance and Nominations Committee did not receive any Director candidate recommendations from shareholders holding at least 5% of our common stock other than the director nominees put forth by Corvex.

CORPORATE GOVERNANCE

Energen is committed to maintaining strong corporate governance principles and practices. This section of our Proxy Statement contains information about our Board of Directors, Board committees and governance structure and policies. Additional information about our Corporate Governance Guidelines and governance practices can be found on our website at www.energen.com under the heading “Investor Relations” and subheading “Corporate Governance”.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines set forth important principles for our Board’s corporate governance practices and guide our Board in carrying out its responsibilities to the Company and our shareholders. Our Governance and Nominations Committee reviews the Corporate Governance Guidelines from time to time to consider the need for any modifications or amendments, which are then reviewed and approved by our Board. The Corporate Governance Guidelines address our Board’s role, leadership and size, identification and selection of new Director nominees, independence, qualifications, confidentiality, self-evaluation, stock ownership and access to management and advisors.

Our corporate governance documents are all available on our website under the heading “Investor Relations” and subheading “Corporate

Governance” (www.energen.com). Our corporate governance documents include the following:

•	Corporate Governance Guidelines;

•	Charters for each of the Audit Committee, Compensation Committee and Governance and Nominations Committee; and

•	Business Conduct Guidelines.

Shareholders also may obtain copies of these documents from us without charge by requesting such documents in writing or by telephone at the following address or telephone number:

Energen Corporation

ATTN: Corporate Secretary

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Telephone: (205) 326-2700

BOARD LEADERSHIP STRUCTURE

The Chairman of the Company’s Board of Directors is Mr. McManus, who also serves as the Company’s Chief Executive Officer. This combined Chairman-CEO leadership role has been used by the Company for many years except during brief succession transition periods. The Company has also always had a majority independent Board membership. Currently, Mr. McManus is the only non-independent member of the Board.

Under our Corporate Governance Guidelines, our Board is required to designate a Lead Director if the Board does not have an independent Chairman. The Lead Director serves as a liaison between the Chairman and the independent directors.

The Responsibilities of the Lead Director include:

•	serving as liaison between the Chairman and independent Directors;

•	consulting with the Chairman regarding meeting agendas;

•	consulting with the Chairman regarding meeting schedules;

•	consulting with the Chairman regarding the nature and substance of materials provided to the Board;

•	authority to call and convene executive sessions of non-management Directors and independent Directors;

•	set the agenda for, chair and report to the Board regarding executive sessions;

•	chairing Board meetings in the absence of the Chairman; and

•	such other responsibilities as may be designated by a majority of the independent Directors.

The role of Lead Director is currently filled by

Mr. Dewey. Based on many years of experience, the Board believes that this structure serves the Company well in providing effective and efficient leadership with active independent oversight.

BOARD ROLE IN RISK OVERSIGHT

The Board exercises its risk oversight role through Board and Committee meetings. The Board has developed a matrix identifying key risks and specifying full Board or specific Committee oversight responsibility. The

Governance and Nominations Committee is charged with coordinating periodic review, update and assessment of the matrix. The full Board or Board committees are responsible for the following areas of risk oversight:

Board or Board Committee	Risk Oversight Focus
Full Board

Strategic risks, including:

•   Industry, political and economic trends

•   Growth, acquisition and development

•   Shareholder relations

Financial risks, including:

•   Commodity prices

•   Hedging strategy

•   Liquidity and credit access

•   Reserve estimates and development

Operational risks, including:

•   Drilling and development plans

•   Geographic concentration

•   Safety/Regulatory compliance

•   Cybersecurity

Audit Committee

Financial risks, including:

•   Hedging counterparty exposure

•   Customer credit concentration

•   Impairment

•   Reserve estimates and development (shared with full Board)

•   Accounting, auditing and reporting matters

Operational Risks, including:

•   Regulatory compliance

•   Litigation

•   Insurance

Board or Board Committee	Risk Oversight Focus
Compensation Committee	Operational Risks, including: • Executive talent, succession planning and compensation • Regulatory compliance
Governance and Nominations Committee	Regulatory compliance Risk oversight responsibilities

Although each committee oversees a different area of risk, all committees report to the Board about these risks. These reports provide a basis for coordination of risk oversight between our Board and Company management.

As noted above, all members of the Board other than Mr. McManus and all Committee members are independent. Risk oversight matters are discussed and reviewed in various ways: normal agenda items; presentations in response to Director requests; presentations initiated by management; and issues raised and discussed during the course of Board and Committee meetings.

BOARD AND COMMITTEES

In 2017, our Board held 12 meetings and committees of the Board held 15 meetings. Each Director attended 75% or more of the aggregate of all meetings of the Board and the committees on which the Director served during 2017. We encourage and expect our Board members to attend our Annual Meeting absent extenuating circumstances, but we do not have a formal policy requiring attendance. All of our Board members then serving as Directors attended our Annual Meeting held in 2017.

Our Board has the following three committees, each with a written charter adopted by the Board and available on our website:

•	Audit Committee;

•	Governance and Nominations Committee; and

•	Compensation Committee.

The following table summarizes the primary purpose and function of each committee.

Committee	Primary Purpose and Function

Audit

Responsibilities include:

•   assisting the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function and independent auditors;

•   appointment, compensation, retention, discharge and replacement of the Company’s independent auditors;

•   pre-approval of all services performed by the Company’s independent auditors;

•   review of effectiveness of the Company’s internal control procedures;

•   oversight of services provided by the Company’s independent auditors in connection with assessment of independence and performance of auditors;

•   discussion of Company policies with respect to risk assessment and risk management; and

Committee	Primary Purpose and Function

•   preparation of a Committee report as required by the SEC to be included in the Company’s annual Proxy Statement.

All members of the Audit Committee are independent directors consistent with the Company’s Corporate Governance Guidelines, applicable SEC regulations and NYSE listing standards and all members satisfy the financial literacy, accounting or financial management requirements of the NYSE listing standards. The Board has determined that Ms. Hawes is an audit committee financial expert within the meaning of applicable SEC rules.

Compensation

Responsibilities include:

•   on an annual basis, review of, and recommendations to the Board concerning, compensation programs for the Company’s executive officers, including base salary, short and long-term cash and equity compensation, retirement compensation and benefits;

•   review and approval of corporate goals and objectives applicable to the compensation of the Company’s CEO;

•   evaluation of the Company CEO’s performance and achievement with respect to established corporate goals and objectives;

•   together with all independent directors, determine and approve the Company CEO’s compensation;

•   approval of compensation for the Company’s executive officers, including base salary, annual incentive programs and awards under the Company’s equity-based compensation plans;

•   succession planning for the position of CEO;

•   oversight of the administration of all of the Company’s equity-based compensation plans;

•   approval and monitoring of the Company’s stock ownership guidelines; and

•   production of an annual report on executive compensation for inclusion in the Company’s proxy statement.

All members of the Compensation Committee are independent directors consistent with the Company’s Corporate Governance Guidelines and applicable regulatory and listing standards.

Governance and Nominations

Responsibilities include:

•   oversight of the Company’s corporate governance structure, including review and suggestion of updates to the Company’s corporate governance principles and guidelines, Board procedures, and Board committee functions and charters;

•   review of potential Board candidates and recommendation of Director nominations to the Board; and

•   review of and making recommendations regarding non-employee Director compensation to the Board.

All members of the Governance and Nominations Committee are independent directors consistent with the Company’s Corporate Governance Guidelines and applicable regulatory and listing standards.

The table below provides membership and meeting information for each of the standing Board committees for 2017. Messrs. Cohen and Intrieri were appointed to the Board on March 6, 2018. Also on that date, Mr. Cohen was appointed to the Compensation Committee, and Mr. Intrieri was appointed to the Audit Committee.

Name	Audit	Compensation	Governance & Nominations
Dewey*	C	M
Downes*(c)	M	M
Goodrich*(b)		M	C(b)
Gorrie*	M	M
Grinney*		C	M
Hargett*	M		C(b)
Hawes*	M		M
Kleier*	M		M
Lancaster*(d)	M
McManus (a)
Snider*(b)		M	M
2017 Meetings	5	5	5

C: Chair                M: Member                 *Independent Director

(a)	Mr. McManus, as Chief Executive Officer of the Company, is not a member of any Committee.
(b)	Messrs. Goodrich and Snider retired from the Board effective May 3, 2017. Mr. Hargett succeeded Mr. Goodrich as Chair of the Governance and Nominations Committee effective May 3, 2017.
(c)	Mr. Downes was elected to the Board on May 3, 2017.
(d)	Ms. Lancaster was appointed to the Board effective July 21, 2017.

INDEPENDENCE DETERMINATIONS; RELATED PARTY TRANSACTIONS

Our Board of Directors has adopted independence standards consistent with the listing standards adopted by the NYSE. A Director will be considered “independent” and found to have no material relationship with the Company if:

(1)  During the prior three years:

•	The Director has not been an employee of the Company or any of its subsidiaries;

•	No immediate family member of the Director has been an executive officer of the Company;

•	Neither the Director nor an immediate family member of the Director has received more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of direct compensation for prior service (provided such compensation is not contingent in any way on future service);

•	Neither the Director nor an immediate family member of the Director has been employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•	The Director has not been an executive officer or employee, and no immediate family member of the Director has been an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues;

and

(2) •	The Director is not a current partner or employee of a firm that is the Company’s internal or external auditor;

•	The Director does not have an immediate family member who is a current partner of such a firm;

•	The Director does not have an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; and

•	Neither the Director nor an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

In February 2018, the Board of Directors reviewed the independence of its sitting members under the independence standards set forth above. The independence review did not identify any transactions, relationships or arrangements for consideration by the Board and the Board determined that, with the exception of Mr. McManus, each of the then current Directors is independent of the Company. On March 6, 2018, the Board of

Directors reviewed the independence of Messrs. Cohen and Intrieri under the independence standards set forth above and determined that each of Messrs. Cohen and Intrieri is independent of the Company. Mr. McManus is not considered an independent Director due to his employment as Chief Executive Officer of the Company.

All members of the Company’s Audit Compensation and Governance and Nominations Committees are independent directors under the Company’s Corporate Governance Guidelines and applicable regulatory and listing standards. The Board and each Committee undertake an annual self-evaluation of performance, with the Governance and Nominations Committee overseeing the process.

Related Party Transactions; Conflicts of Interest

Although the Company does not have specific policies and procedures for the review, approval or ratification of Company transactions in which any Director, executive officer or other related person will have a direct or indirect material interest, the Company does have conflict of interest disclosure requirements in its Business Conduct Guidelines and its Corporate Governance Guidelines. The Business Conduct Guidelines require each officer, employee and Director to notify the Company if he/she or a close family member has a financial interest in a transaction involving the Company. The Corporate Governance Guidelines further provide that Directors are expected to avoid any action, position or interest that would conflict with the interests of the Company or would give the appearance of a conflict. Directors are required to disclose all facts regarding a potential conflict to the Chairman of the Governance and Nominations Committee. Our Corporate Governance Guidelines provide that Directors with material conflicts that cannot be resolved should resign from the Board. If a Director has a personal interest in any matters under discussion, the Director is required to disclose such interest, recuse himself or herself from discussion and refrain from voting on such matters, if appropriate.

We rely on our Directors and executive officers to make advance disclosure to the Board of Directors of transactions with the Company in which a Director or an executive officer will have a direct or indirect interest. Our Board of Directors would then evaluate and determine whether to approve any such proposed transaction. Failure to disclose such a transaction to our Board of Directors in advance and to seek approval from our Board prior to engaging in such a transaction would constitute a violation of our Company’s Business Conduct Guidelines and Corporate Governance Guidelines. Our Directors and executive officers also complete an annual questionnaire that identifies or confirms the absence of any direct or indirect participation in any transaction with the Company.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Based on past experience, we expect to receive and respond to shareholder communications in a variety of ways. Our Board does not want to limit this flexibility and has not implemented a defined process for shareholders to send communications to the Board. Any shareholder or other interested person wishing to communicate with a member of the Board may send correspondence to his or her attention at Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707. The names, titles and committee assignments of our officers and Directors, together with our mailing address and telephone number, can be found on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). Also under that subheading, page 16 of our Business Conduct Guidelines details the procedure adopted by our Audit Committee for the handling of inquiries and correspondence relating to errors, deficiencies and misrepresentations in accounting, internal control, and audit related matters. Such inquiries and correspondence are to be forwarded by our General Counsel to the Chairman of our Audit Committee.

CODE OF ETHICS

The Company has a code of ethics, titled Business Conduct Guidelines, which is applicable to all of the Company’s employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to all of the

Directors of the Company. We intend to post amendments to or waivers from the Business Conduct Guidelines that are applicable to the Company’s Directors, principal executive officer, principal financial officer and principal accounting officer on our website.

RESTRICTIONS ON CERTAIN TYPES OF TRANSACTIONS

Company policy prohibits Directors and officers from engaging in the following types of transactions with respect to Energen’s common stock: hedging transactions; short sales; margin accounts; and pledging securities.

OTHER GOVERNANCE POLICIES

Confidentiality

Our Corporate Governance Guidelines require our Directors to comply with a detailed Board Confidentiality Policy. The policy requires Directors to only use confidential information obtained through their service as Directors for the benefit of the Company and not for their own personal benefit or the benefit of other persons or entities. Directors may not disclose confidential information to any other person or entity except with the written permission of the Company or the Chairman.

Stock Ownership

Each non-management Director is expected to hold, directly or indirectly, at least 5,000 shares of Energen common stock. New Directors are expected to meet this ownership target within five years of joining the Board of Directors. Our CEO is expected to own Energen common stock with a valuation equal to or exceeding 5 times his base salary, while our other named executive officers are expected to hold Energen common stock with a valuation equal to or exceeding 2 or 3 times their base salary, depending on their position with the Company. Our other officers are also subject to stock ownership guidelines in multiples of base salary corresponding to their positions with the Company. Officers are prohibited from disposing of common stock (other than to satisfy tax withholding obligations in connection with vesting of equity awards or payment of the purchase price of stock options) unless they have met such guidelines and would continue to meet such guidelines after such disposition.

Outside Director Compensation

Our Corporate Governance Guidelines indicate a strong preference that Directors refrain from accepting compensation from parties other than the Company in connection with their service on our Board. Any Director receiving such compensation is required to disclose the compensation arrangement to our Board.

Compensation Recoupment Policy

In the event our Board determines that fraud, illegal conduct, intentional conduct or gross negligence by a current or former officer of the Company was a significant contributing factor to a restatement of our financial statements, our Board may recoup from such officer an amount our Board deems appropriate. The recoupment policy is applicable to incentive compensation payable with respect to periods commencing, or having award or grant dates, on or after January 1, 2018. For more information regarding the adoption of our Compensation Recoupment Policy, see “Compensation Discussion and Analysis – Compensation Policies and Practices” beginning on page 44 of this Proxy Statement.

COMPENSATION COMMITTEE PROCESS

The Compensation Committee is responsible for overseeing and administering the Company’s executive compensation program. The Compensation Committee establishes the salaries and other compensation of the executive officers of the Company, including the Chairman and CEO, the CFO, and other executive officers named in the Summary Compensation Table. In setting salaries and granting other forms of compensation, the

Compensation Committee receives and considers information and recommendations from the CEO and the Vice President – Administration. The Compensation Committee also reviews and considers reports and analysis provided by its executive compensation consultant, Pay Governance, LLC (“Pay Governance”). Pay Governance is engaged by the Company at the direction of the Compensation Committee. The Compensation Committee conducted an assessment of the independence of Pay Governance utilizing the factors identified in Rule 10C-1 promulgated under the Securities Exchange Act of 1934, as amended. Pay Governance did not identify any conflicts to be considered by the Compensation Committee as part of its independence analysis. Management meets with Pay Governance representatives and participates in most meetings between Pay Governance and the Compensation Committee. Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as required by the Compensation Committee. The Compensation Committee regularly meets in executive sessions without management present. For a more detailed description of the Compensation Committee’s authority and interaction with management and Pay Governance, see “Compensation Discussion and Analysis” beginning on page 34 of this Proxy Statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Directors serving on the Compensation Committee has served as an officer or employee of the Company or had a relationship with the Company that required consideration by our Board of Directors in connection with their review of Director independence. No executive officer of the Company has served or serves on the compensation committee or board of any company that employed or employs any member of the Compensation Committee.

DIRECTORS’ COMPENSATION

Determining Directors’ Compensation

Only non-employee Directors are compensated for their service on the Board or any committee of the Board.

The Governance and Nominations Committee charter provides that:

At such times as it determines appropriate or as requested by the Board, the Committee will review and make recommendations with respect to Director compensation. Such compensation is intended to be sufficient to attract and retain qualified candidates and may include a combination of cash and stock-based compensation.

Management provides information to the Governance and Nominations Committee with respect to current practices regarding director compensation that the Governance and Nominations Committee considers as part of its process in reviewing Director compensation.

Except as noted below, the current schedule of Director monthly cash retainer fees and meeting fees has been in effect since January 1, 2014. The 2017 share awards were issued pursuant to the Amended and Restated Directors Stock Plan. The Governance and Nominations Committee targeted a grant of shares that would equal approximately $100,000 in value to each non-employee Director based on share prices during the first ten trading days of January 2017.

Non-employee Director Fees

•	$51,000 annual retainer

•	$1,500 fee per Board meeting attended (effective February 2016, meeting fees are not paid for meetings scheduled as teleconference meetings)

•	Audit Committee:

¡	Chair: $22,500 per year

¡	Member: $10,500 per year

•	Compensation Committee:

¡	Chair: $16,000 per year

¡	Member: $6,000 per year

•	Governance and Nominations Committee:

¡	Chair: $7,500 per year

¡	Member: $4,500 per year

•	Lead Director: $30,000 per year (prior to May 1, 2017, Lead Director retainer was $3,000)

Share Awards and Deferred Compensation

Our Board has authority to make compensatory grants of stock, restricted stock and stock options to non-employee Directors pursuant to the Amended and Restated Directors Stock Plan at such times and in such amounts as the Board may determine. Awards under the Amended and Restated Directors Stock Plan are in addition to the payment of monthly cash retainers and meeting fees. The plan also allows each non-employee Director to elect to have any part or all of the cash fees payable for services as a Director of the Company and its subsidiaries paid in shares of common stock.

The Governance and Nominations Committee administers the Amended and Restated Directors Stock Plan. Although the plan has no fixed duration, the Board of Directors or our shareholders may terminate the plan. Our Board of Directors also may amend the plan from time to time, but any amendment that materially increases the benefits accruing to participants, increases the number of shares of common stock that may be issued or materially modifies eligibility requirements would require the approval of our shareholders.

Under the Company’s 1997 Deferred Compensation Plan, members of the Board of Directors may elect to defer part or all of their Director compensation. Messrs. Dewey, Downes, Grinney, Kleier and Ms. Hawes deferred portions of their Director compensation during 2017. The number of deferred share equivalents held by each Director under the 1997 Deferred Compensation Plan is disclosed in the table below under the caption “Share Ownership – Directors and Executive Officers.” The 1997 Deferred Compensation Plan is discussed below in greater detail under the caption “Compensation Discussion and Analysis – 1997 Deferred Compensation Plan.”

Stock Ownership Guideline. The stock ownership expectation of non-employee Directors is 5,000 shares, including share equivalents under the 1997 Deferred Compensation Plan. New Directors are expected to reach this ownership target within five years of joining the Board of Directors. Each Director, other than Ms. Lancaster, who was appointed to the Board effective July 21, 2017, currently holds more than 5,000 shares, including share equivalents under the 1997 Deferred Compensation Plan.

Other. The Company reimburses Directors for travel, lodging, and related expenses incurred in attending Board and Committee meetings. These reimbursements include the expenses incurred by the Directors’ spouses in accompanying the Directors at the invitation of the Company, along with taxes related to such payments. The Company did not hold a Board retreat during 2017, and no expenses were incurred or reimbursed for spousal travel.

The following table summarizes the compensation received by each non-employee Director serving on the Board in respect of 2017:

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)(1)	(g)	(h)

Dewey	108,500	93,030	-	201,530

Downes(2)	52,137	-	-	52,137

Goodrich(3)	24,275	93,030	-	117,305

Gorrie	74,500	93,030	-	167,530

Grinney	82,496	93,030	-	175,526

Hargett	74,000	93,030	-	167,030

Hawes	73,500	93,030	-	166,530

Kleier	72,000	93,030	-	165,030

Lancaster(2)	30,444	-	-	30,444

Snider(3)	22,275	93,030	-	115,305

(1)	The Stock Awards in column (c) reflect the January 2017 grant of 1,750 shares under the Amended and Restated Directors Stock Plan with a grant date value of $53.16 per share. There were no stock awards outstanding at year-end.

(2)	Mr. Downes was elected to the Board effective May 3, 2017, and Ms. Lancaster was appointed to the Board effective July 21, 2017.

(3)	Messrs. Goodrich and Snider retired from the Board effective May 3, 2017.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has selected the accounting firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of the Company with respect to its operations for the 2018 fiscal year. While shareholder ratification of the appointment is not required, the Audit Committee has determined to seek input from the shareholders as part of the selection process. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for thirty-six years. If the appointment of PricewaterhouseCoopers LLP is not ratified by the shareholders, the matter of the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee.

The firm of PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2017, and the Audit Committee plans to continue the services of this firm for the fiscal year ending December 31, 2018. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

FEE DISCLOSURE

The following table presents fees billed or expected to be billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and December 31, 2016, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2017	2016
(1) Audit fees	$1,396,000	$1,292,000
(2) Audit-related fees (a)	$55,000	$87,000
(3) Tax fees (b)	$171,000	$96,000
(4) All other fees	$1,000	$0

(a)	Includes fees for review of the application of accounting standards and internal control review.
(b)	Includes fees incurred in connection with the Company’s tax returns and review of certain tax matters.

PRE-APPROVAL PROCESS

Our Audit Committee approved, directly or through our pre-approval process, one hundred percent (100%) of the services provided by PricewaterhouseCoopers LLP during 2017, and concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our Audit Committee pre-approved the engagement through June 30, 2018 of the independent auditors with respect to the following services: (i) services necessary to perform the audit or review of the Company’s financial statements; (ii) audit-related services such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting assistance and internal control reviews; and (iii) tax services including preparation and/or review of, and consultation and advice with respect to, tax returns and reports; claims for tax refund; tax planning services; tax implications of changes in accounting methods and applications for approval of such changes; tax basis studies; tax implications of mergers, acquisitions and divestitures; tax issues relating to payroll; tax issues relating to employee benefit plans; requests for technical advice from tax authorities and tax audits and appeals (not including representation before a tax court, district court or federal court of claims or a comparable state or local court). In addition, the Chairman of the Audit Committee has been delegated the authority by the Audit Committee to pre-approve the engagement of the independent auditors for services not covered by the above authority. All such pre-approvals must be reported to the Audit Committee at the next committee meeting.

REQUIRED VOTE

The affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy by shareholders entitled to vote on the matter is required to ratify the appointment of

PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

2017 AUDIT COMMITTEE REPORT

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the Company’s Corporate Governance Guidelines, NYSE listing standards and applicable SEC regulations. The Board of Directors has determined that Ms. Hawes meets the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members satisfy the financial literacy, accounting or financial management requirements of the NYSE listing standards. In compliance with the requirements of the NYSE, the Audit Committee has a formal written charter approved by the Board of Directors, a copy of which is available on our website under the heading “Investor Relations” and subheading “Corporate Governance” (www.energen.com). The Audit Committee has the responsibilities set forth in its charter, including:

•	assisting the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function and independent auditors;

•	appointment, compensation, retention, discharge and replacement of the Company’s independent auditors;

•	pre-approval of all services performed by the Company’s Independent auditors;

•	review of effectiveness of the Company’s internal control procedures;

•	oversight of services provided by the Company’s independent auditors in connection with the assessment of independence and performance of auditors;

•	discussion of Company policies with respect to risk assessment and risk management; and

•	preparation of a Committee report as required by the SEC to be included in the Company’s annual Proxy Statement.

Management of the Company has primary responsibility for establishing and maintaining adequate internal financial controls, for assessing the effectiveness of internal control over financial reporting, for preparing the financial statements and for the public reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for auditing the Company’s consolidated financial statements and assessing the effectiveness of internal control over financial reporting.

In its role of financial reporting oversight, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers the audited consolidated financial statement for the year ended December 31, 2017, and management’s assessment of the Company’s internal control over financial reporting. In this context, the Audit Committee met five (5) times (including telephonic meetings) during the fiscal year ended December 31, 2017. The Audit Committee has reviewed with PricewaterhouseCoopers matters required to be discussed pursuant to Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,“ and has discussed with PricewaterhouseCoopers its independence from the Company and its management. In this regard, the Audit Committee has considered whether the provision to the Company by PricewaterhouseCoopers of limited non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers. The Audit Committee has satisfied itself as to the independence of PricewaterhouseCoopers.

As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. PricewaterhouseCoopers and its predecessor firms have been the Company’s independent auditor since 1982. The Audit Committee noted that PricewaterhouseCoopers has specialized industry and transactional knowledge and has developed deep institutional knowledge of the Company’s business which enables it to conduct its audit in an efficient manner, both with respect to its costs and to the involvement of management in providing information for the audit process. PricewaterhouseCoopers has a rotation policy with respect to the engagement and concurring partners on the audit and other audit personnel which the Company believes appropriately balances the benefits of continuity of audit personnel with the need for a fresh review of the Company’s accounting practices and procedures, and has successfully managed such rotation.

Based on the considerations referred to above, the Audit Committee recommended to our Board of Directors that the audited Consolidated Financial Statements for the year ended December 31, 2017 be included in our Annual Report on Form 10-K for 2017 and selected PricewaterhouseCoopers as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2018.

AUDIT COMMITTEE

Kenneth W. Dewey, Chair

Laurence M. Downes

M. James Gorrie

William G. Hargett

Frances Powell Hawes

Alan A. Kleier

Lori A. Lancaster

SHARE OWNERSHIP

PRINCIPAL HOLDERS

The only persons known by the Company to be beneficial owners of more than five percent (5%) of the Company’s common stock are the following:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class Beneficially Owned(1)
Corvex Management LP(2) 667 Madison Avenue New York, NY 10065	9,710,474	9.9%
Boston Partners(3) One Beacon Street Boston, MA 02108	7,309,942	7.52%
JPMorgan Chase & Co.(4) 270 Park Avenue New York, NY 10017	8,944,197	9.2%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	8,569,116	8.8%
The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	8,203,919	8.44%

(1)	Except as noted in footnote (2), reflects shares reported on Schedule 13G as beneficially owned as of December 31, 2017.

(2)	In a Schedule 13D/A filed March 8, 2018, Corvex Management LP, together with Keith Meister (“Corvex”), reported having sole power to vote 9,710,474 shares of common stock and sole power to dispose or direct the disposition of 9,710,474 shares of common stock. All information in this footnote was obtained from the Schedule 13D/A filed by Corvex.

(3)	In a Schedule 13G filed February 12, 2018, Boston Partners reported having sole power to vote 6,204,584 shares of common stock, shared power to vote 9,974 shares of common stock and sole power to dispose or direct the disposition of 7,309,942 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Boston Partners.

(4)	In a Schedule 13G filed January 19, 2018, JPMorgan Chase & Co., together with certain affiliated entities (“JPMorgan”), reported having sole power to vote 8,729,936 shares of common stock, sole power to dispose or direct the disposition of 8,927,539 shares of common stock and shared power to dispose or direct the disposition of 1,058 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by JPMorgan.

(5)	In a Schedule 13G filed January 24, 2018, BlackRock, Inc., together with certain affiliated entities (“BlackRock”), reported having sole power to vote 8,163,709 shares of common stock and sole power to dispose or direct the disposition of 8,569,116 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by BlackRock.

(6)	In a Schedule 13G filed February 9, 2018, The Vanguard Group, together with certain affiliated entities (“Vanguard”), reported having sole power to vote 51,664 shares of common stock, sole power to dispose or direct the disposition of 8,143,892 shares of common stock, shared power to vote 16,104 shares of common stock and shared power to dispose or direct the disposition of 60,027 shares of common stock. All information in this footnote was obtained from the Schedule 13G filed by Vanguard.

DIRECTORS AND EXECUTIVE OFFICERS

As of February 28, 2018, our Directors and executive officers beneficially owned shares of our common stock as described in the table below. Beneficial ownership includes shares that each person has the right to acquire within sixty (60) days of February 28, 2018. Except as we have noted below, each individual listed below has sole voting power and sole investment power with respect to shares they beneficially own, and has not pledged any of their shares of our common stock. Company policy prohibits our officers and Directors from pledging our common stock or trading in derivatives of our common stock.

Name of Entity, Individual or Persons in Group	Number of Shares Beneficially Owned (1)(2)	Percent of Class Beneficially Owned(2)	Share Equivalents Under Deferred Plan (3)	Restricted Stock Units (4)
Jonathan Z. Cohen	-	-	-	-
Kenneth W. Dewey	15,000	*	33,840	-
Laurence M. Downes	5,025	*	2,930	-
David Godsey	43,629	*	264	15,180
M. James Gorrie	11,370	*	-	-
Jay Grinney	2,500	*	19,566	-
William G. Hargett	7,800	*	-	-
Frances Powell Hawes	2,990	*	8,422	-
Vincent J. Intrieri	10,500	*	-	-
Alan A. Kleier	2,000	*	6,301	-
Lori A. Lancaster	1,000	*	1,720	-
James T. McManus, II	408,376	*	-	115,794
Charles W. Porter, Jr.	109,832	*	948	47,195
John S. Richardson	192,013	*	400	51,993
J. David Woodruff (5)	168,851	*	831	23,802
All Directors and executive officers (18 persons)	1,022,301	1.05%	76,787	279,293

*	Less than one percent.

(1)	The shares of common stock shown above include shares owned by spouses and children, as well as shares held in trust. The shares of common stock shown above for Messrs. Godsey, McManus, Porter, Richardson, Woodruff and the other executive officers of the Company include shares that are held for their respective accounts under the Energen Corporation Employee Savings Plan. Messrs. Godsey, McManus, Porter, Richardson, Woodruff and all Directors and executive officers as a group hold presently exercisable options to acquire 10,164, 199,419, 51,763, 97,918, 62,456 and 433,553 shares of common stock, respectively, which amounts are included in the above table.

(2)	The number and percentage of common stock beneficially owned does not include share equivalents under the Energen Corporation Deferred Compensation Plan or restricted stock units.

(3)	Represents shares of common stock credited to Company Stock Accounts under the Energen Corporation Deferred Compensation Plan. The value of Company Stock Accounts tracks the performance of the common stock. The Company Stock Accounts have no voting rights. The number of securities granted under the Energen Corporation Deferred Compensation Plan is estimated based on the recordkeeper’s unit accounting.

(4)	Represents shares of common stock issuable upon satisfaction of service period for restricted stock units. Restricted stock units have no voting rights.

(5)	Mr. Woodruff’s restricted stock units vested upon his retirement; however, the shares of common stock will not be issued until six months after his retirement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than 10% of our common stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 within specified time frames with the SEC, and to provide us with copies of all forms filed. We believe, based on a review of Forms 3, 4 and 5 furnished to us, that, during fiscal 2017, our executive officers, Directors and 10% shareholders complied in full with all applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

The Company demonstrated strong execution in 2017 driven by on-target drilling and completion costs per BOE and associated significant increases in oil and gas production. Despite a rising service cost environment, drilling and completion BOE targets were achieved due to superior performance of the Company’s improved frac design. In addition, the Company’s continued focus on cost control resulted in solid performances in per-unit general and administrative expenses and production expenses. Our production (excluding acquisitions, divestitures and held for sale properties) was 27.8 million barrels of oil equivalent (MMBOE) in 2017, or 35% greater than 2016 production of 20.6 MMBOE. Proved reserves of 444.0 MMBOE at year-end 2017 increased 40% from year-end 2016 largely as a result of extensions and discoveries from our active drilling and completion program, improved frac design performance, and price and other positive revisions.

Our executive compensation program is designed to reward performance and reflects the importance of our executive officers executing our business plans while focusing on key measures of profitability and the creation of shareholder value. Our net income for 2017 was $306.8 million, including approximately $240.1 million associated with the 2017 Tax Cuts and Jobs Act, compared to a net loss of $(167.5 million) in 2016. Adjusted EBITDAX of approximately $657.4 million in 2017 was more than double our Adjusted EBITDAX for fiscal year 2016 of $293.2 million. See page 40 for a detail of the targets and results for each of the 2017 Annual Incentive Compensation Plan performance criteria.

This Compensation Discussion and Analysis explains the 2017 compensation program for our named executive officers and the philosophy and practices on which it is based.

Named Executive Officers. The following discussion details how the Compensation Committee of the Board (“Compensation Committee”) determines compensation for the Company’s Chairman and CEO, the CFO, and the other executive officers named in the Summary Compensation Table (sometimes referred to as the “named executive officers” or the “NEOs”). The Company’s named executive officers in respect of 2017 were the following:

Name	Title
James T. McManus, II	Chairman and Chief Executive Officer
Charles W. Porter, Jr.	Vice President, Chief Financial Officer and Treasurer
John S. Richardson	President and Chief Operating Officer of Energen Resources Corporation
David Godsey	Senior Vice President, Exploration and Geology of Energen Resources Corporation
J. David Woodruff	Vice President, General Counsel and Secretary

COMPENSATION PHILOSOPHY AND PRACTICES

Pay for Performance Philosophy. The Company’s executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company, its shareholders and employees over the long term.

Specifically, the Company’s approach to executive compensation is guided by the following objectives:

◾	attract and retain highly qualified executives;

◾	link a substantial portion of individual compensation to Company performance; and

◾	align the interests of executives with the long-term interests of shareholders.

The Compensation Committee attempts to structure compensation packages for the named executive officers such that a majority of an officer’s target compensation opportunity is delivered through incentive compensation, with a majority of the total target incentive compensation opportunity delivered through long-term incentive compensation. As shown in the chart below, a majority of our named executive officers’ 2017 target compensation opportunities was delivered through incentive compensation and a majority of the incentive compensation was delivered through long-term equity incentive compensation. The portion of an executive’s total compensation opportunity that is delivered through incentive compensation increases with position seniority since we believe that the compensation of our most senior executives should be linked most closely to Company performance.

The Company’s executive compensation program includes base salary, annual cash incentive awards, long-term equity-based incentive opportunities and retirement benefits. In the case of a change in control, we also provide severance compensation for qualified terminations related to the change in control. In order to retain certain key executives, we also provide for severance compensation in certain circumstances for each of Messrs. McManus, Porter, Richardson and Godsey. The Compensation Committee believes that each of these components is a factor in the attraction, retention and motivation of qualified executives. The annual cash and long-term equity incentives link each executive’s compensation to corporate performance, with the annual cash incentives keyed to short-term financial and operational objectives and the long-term equity incentives providing alignment with shareholder returns.

The combination of salary, short-term cash and long-term equity incentives is intended to compensate Company executives at approximately the 50th percentile of the market when the Company performs at a target level;

above median when the Company performs above target; and below median for below-target performance. Target performance represents the performance expectations of the Compensation Committee as measured by the performance metrics set by the Compensation Committee for the Annual Incentive Compensation Plan and the relative total shareholder return performance target associated with our use of long-term performance shares. The allocation between the various elements of the compensation package is intended to emphasize incentive compensation while remaining in line with market allocations for similar positions in comparable companies.

The Compensation Committee utilizes competitive data provided by the Company’s independent compensation consultant and input from the Chief Executive Officer regarding the performance of named executive officers other than himself to set total compensation ranges for each executive position and allocate compensation among salary, annual incentives and long-term incentives.

Compensation Practices. Energen’s executive compensation policies and practices include the following best practice features designed to align compensation with performance and the long-term interests of shareholders.

ENERGEN COMPENSATION PRACTICES INCLUDE:	ENERGEN COMPENSATION PRACTICES DO NOT INCLUDE:

✓   Considering compensation of peer companies and targeting compensation at the median in order to ensure that pay levels for the NEOs are appropriate

✓   Performance goals are quantifiable, pre-determined and rigorous

✓   Long-term incentives 100% equity-based

✓   Majority of long-term incentives performance-based

✓   Long-term incentive performance measured against total shareholder return peer groups

✓   Double-trigger change-in-control provisions (i.e. change in control plus termination)

✓   Stock ownership guidelines for Executives and Directors

✓   Recoupment policy for officer compensation

✓   Annual “Say on Pay” vote

✓   Limited perquisites

✓   Independent compensation consultant to review and advise on executive compensation

✓   Transition away from defined benefit plans

✓   The maximum payout under annual incentive awards is capped

✓   Mitigating risk and promoting long-term growth by determining award payouts based on a wide range of performance goals

×    Excise tax gross-up on change-in-control payments

×    Hedging of Energen securities by executives and Directors

×    Pledging of Energen securities by executives and Directors

×    Reloading, repricing or backdating options

×    Granting stock options with an exercise price less than fair market value

×    Providing excessive perquisites

×    Pay above market target compensation

×    Providing guaranteed or unearned bonuses

×    Allowing executives to participate in the determination of their own compensation

ADMINISTRATION OF EXECUTIVE COMPENSATION ROLES AND RESPONSIBILITIES

Authority of the Compensation Committee. The Compensation Committee, which consists entirely of independent directors and meets regularly (five times in 2017), oversees and administers the Company’s executive compensation program. It establishes the salaries and other compensation of all executive officers of the Company, including the named executive officers. On an annual basis, the Committee conducts a performance evaluation of the CEO that includes obtaining written input from each of the independent members of the Board of Directors. As noted below, the Committee then meets with the CEO to discuss his performance.

Role of Management. In evaluating compensation, the Compensation Committee receives and considers information and recommendations from the CEO and the Vice President – Administration. On an annual basis, the Compensation Committee meets with the CEO to discuss his performance and the CEO provides the Compensation Committee with his evaluation of the performance of the other executive officers in connection with the annual compensation review of those officers.

Role of the Independent Compensation Consultant. The Compensation Committee also reviews and considers reports and analysis provided by its independent executive compensation consultant, Pay Governance. Pay Governance is engaged by the Company at the direction of the Compensation Committee, which has the sole authority to retain or dismiss its compensation consultant. The Compensation Committee determined Pay Governance to be independent following consideration of the factors identified in Rule 10C-1(b)(4) promulgated under the Exchange Act.

Pay Governance provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and other assignments as requested by the Compensation Committee. Specifically, during 2017, Pay Governance assisted the Compensation Committee and the Company in the following areas:

◾	providing information on general trends in executive compensation;

◾	providing prevalence and plan design information on various types of incentive plans;

◾	reviewing severance plan design and implementation; and

◾	providing compensation analyses of the competitiveness of the compensation of the Company’s executive positions, including an assessment of our pay and performance relative to peers.

Pay Governance does not make specific recommendations on individual pay levels, but rather provides competitive data for review and use by the Compensation Committee and the Company. The Compensation Committee uses the Pay Governance-provided data and analysis for general reference purposes.

Each year, the Compensation Committee examines the competitive salary data provided by Pay Governance to determine base salary ranges for the Company’s named executive officers. The Compensation Committee also reviews the market data provided by Pay Governance to assess the total compensation levels that would place Company executives at approximately the 50th percentile of the market, assuming the Company meets target performance objectives. In accordance with its practice in prior years, the Compensation Committee reviewed compensation data and analyses provided by Pay Governance in setting 2017 compensation. The information provided by Pay Governance utilized compensation data and analyses from two reference points: (1) Custom Peer Group – 20 oil and gas companies and (2) Energy Sector – size adjusted companies from the 2015 Energy Sector Mercer Total Compensation Survey. Companies included in the Custom Peer Group for 2017 data base are listed on Appendix A.

Importance of Shareholder Feedback. The Company values and carefully considers the feedback it receives from shareholders. At the 2017 Annual Meeting, the Advisory Vote on Executive Compensation generated 96% of votes cast in favor of the Company’s executive compensation. As part of its 2018 executive compensation discussions, the Compensation Committee reviewed the advisory vote result and considered it to be supportive of the Company’s compensation practices.

KEY COMPENSATION ELEMENTS

The Company’s executive compensation program consists of the following three primary components:

Component	Rationale
Base Salary	Customary, fixed element of compensation intended to attract and retain executives. Intended to approximate median salaries of similar positions in comparable companies in our industry.
Annual Cash Incentives	Holds executive officers accountable for the Company’s annual results by linking annual performance of the Company to pre-determined performance factors established by the Compensation Committee.
Long-term Equity Incentive Compensation	Emphasizes long-term shareholder value creation through a combination of performance-based equity (performance shares) and time-based equity (restricted awards).

BASE SALARY

As discussed above, the Compensation Committee attempts to provide competitive salaries. During 2016, the Compensation Committee reviewed salary data intended to approximate the median salary of similar positions with comparable companies and it approved salary adjustments for 2017. When reviewing salaries, the Compensation Committee considers competitive salary data, recommendations from the CEO and the Vice President – Administration, internal comparability considerations and the executive’s years of experience and performance.

The differences in amounts of compensation awarded to the named executive officers reflect differences in the competitive market data for the positions held by the executives as well as internal comparability.

For 2017, the annual base salary of each of our NEOs was increased by approximately 2.0% as a general merit increase based on Company and individual performances.

ANNUAL CASH INCENTIVES

Annual Incentive Compensation Plan (AICP). In order to link compensation to the Company’s annual performance, officers are eligible each year for cash incentive awards under the AICP. Awards are based upon attaining quantitative performance objectives approved by the Compensation Committee.

In February 2017, the Compensation Committee established a baseline AICP performance hurdle for our named executive officers. In order to earn a cash incentive award under the AICP for the 2017 fiscal year, Adjusted EBITDAX (defined below) for the 2017 fiscal year must be equal to at least $50.0 million. If Adjusted EBITDAX was at least $50.0 million, the bonus pool would be funded at the maximum cash incentive level for each named executive officer. The Compensation Committee may apply negative discretion in determining actual cash incentives using the objectives and performance factors set forth below, individual performance and such other matters as the Compensation Committee deems appropriate. As defined by the Compensation Committee, “EBITDAX” means net income of the Company, plus interest, taxes, depreciation, accretion, impairment and exploration expenses. “Adjusted EBITDAX” means EBITDAX excluding the impact of (i) open mark-to-market gains and losses, (ii) changes in accounting principles or other provisions that materially affect reported results, (iii) gains or losses (net of severance payments) on asset dispositions with proceeds greater than $5 million, and (iv) EBITDAX on properties held for sale as of January 1, 2017, and/or sold properties with proceeds greater than $5 million for the fiscal year.

For 2017, the maximum cash incentive opportunity was 200% of the named executive’s target incentive opportunity (expressed as a percentage of base salary).

Named Executive Officer	Target Incentive Multiplier (as a % of salary)
McManus	110%
Porter	90%
Richardson	90%
Godsey	75%
Woodruff	65%

The maximum cash incentive opportunity for each named executive officer was 200% of the officer’s target incentive opportunity.

2017 AICP Performance Hurdle. Adjusted EBITDAX for 2017 equaled $657.4 (See “Non-GAAP Financial Measures” on Appendix B for explanation and reconciliation). Since the Company exceeded the AICP performance hurdle for the 2017 fiscal year, the maximum cash incentive for each named executive officer was available for AICP cash incentive awards.

Following satisfaction of the AICP performance hurdle, the Compensation Committee calculates earned AICP incentives using the following formula – base salary x target incentive multiplier x performance factor score +/- individual performance (if any). For purposes of determining the performance factor score for 2017, the Compensation Committee increased Adjusted EBITDAX by approximately $3.9 million to offset certain unbudgeted, unanticipated expenses of a non-operational nature. For example, Mr. McManus’s 2017 AICP incentive was calculated as follows:

Calculation of McManus’s Actual AICP Incentive

Base Salary	X	Target Incentive Multiplier	X	Performance Factor Score	=	Actual Incentive
$902,000	X	110%	X	1.459	=	$1,447,620

Performance Factors and 2017 Results: The Compensation Committee applied the performance targets and ranges shown below in determining final cash incentive payments under the AICP for each named executive officer. The Compensation Committee applies these additional performance factors for each named executive officer following satisfaction of the AICP performance hurdle as an exercise of the Compensation Committee’s negative discretion. Performance targets and ranges, as well as 2017 results were as follows:

Performance Factor
Threshold	Target	Maximum	2017 Actual
0.50	1.00	2.00	1.459

The performance factor scores were calculated based on the following criteria, results and weights:

	Threshold	Target	Maximum	2017 Result	2017 Score	Weight
Adjusted EBITDAX (excluding certain unbudgeted non-operational expenses)	$459 Mil.	$575 Mil.	$746 Mil.	$661 Mil.	1.50	30%
Total Production (excluding acquisitions and divestitures and held for sale properties) MMBOE	21.6	24.0	30.0	27.8	1.63	20%
Drilling & Completion cost per BOE (for wells completed and placed into production during 2017, including wellhead equipment and excluding general facilities costs)	$10.02 per BOE	$8.35 per BOE	$6.68 per BOE	$8.37 per BOE	0.99	15%
Control base LOE (including M&T; excluding production and ad valorem taxes, acquisitions and divestitures and held for sale properties) per BOE	$8.66 per BOE	$7.87 per BOE	$5.90 per BOE	$6.61 per BOE	1.64	15%
Manage General & Administrative Expenses (excluding severances, if any) per BOE	$4.04 per BOE	$3.67 per BOE	$2.75 per BOE	$2.91 per BOE	1.82	10%

Safety-Percentage of Industry Average

DART Case Rate (20%)	150%	100%	50%	203%	0	2%
Lost Time Incidence Rate (20%)	150%	100%	50%	180%	0	2%
Frequency Rate (40%)	150%	100%	50%	33%	2.00	4%
Recordable Incident Rate (20%)	150%	100%	50%	90%	1.20	2%

Total Weighted Score					1.459

For performance levels falling between the values shown in the above table, payouts were determined by interpolation.

Based on the performance criteria and the 2017 results detailed above, the named executive officers received AICP incentive payments in February 2018 as reflected in the table below (also reflected in the column (g) 2017 disclosure in the Summary Compensation Table). The table also reflects the maximum annual incentive amounts and the amounts that would have been paid to each named executive officer at target performance.

Named Executive Officer	AICP Target Annual Incentive ($)	AICP Maximum Annual Incentive ($)	AICP Actual Annual Incentive ($)	Actual as Percent of Target (%)
McManus	992,200	1,984,400	1,447,620	146%
Porter	424,800	849,600	619,873	146%
Richardson	468,000	936,000	682,812	146%
Godsey	294,750	589,500	430,040	146%
Woodruff	252,200	504,400	367,960	146%

Discretionary Authority Applicable to Cash Incentive Awards. The Compensation Committee has the discretion to decrease an earned incentive by up to 100%. This discretion allows the Compensation Committee to reduce an individual payout for any reason, including sub-standard individual performance. Such discretion was not utilized with respect to 2017 AICP payments, other than by use of the performance factor score described above. The

Compensation Committee’s negative discretion does not apply to plans other than the Annual Incentive Compensation Plan.

In addition to performance-based awards, the Board of Directors has the inherent authority, in its absolute discretion, to award cash bonuses to such employees and in such amounts as it determines. Such discretion was not utilized in 2017.

LONG-TERM EQUITY INCENTIVE COMPENSATION

Stock Incentive Plan. The Stock Incentive Plan is intended to align officer compensation with long-term company performance and changes in shareholder value. It provides for the grant of performance shares, restricted stock, restricted stock units and stock options. In 2017, the Compensation Committee made awards during February. Equity grants for 2017 are reflected in the table under “Executive Compensation – Grants of Plan-Based Awards” on page 49.

In 2017, the Compensation Committee delivered long-term incentives using a combination of performance shares (representing 60% of each named executive officer’s target award opportunity) and restricted stock units (representing 40% of each named executive officer’s target award opportunity) providing a balanced program with measures that incentivize and reward relative performance as well as absolute performance.

The following table summarizes the 2017 target equity award opportunity for each named executive officer. Differences from the equity award values reported in the Summary Compensation Table on page 47 are due to:

•	the impact of the Monte Carlo simulation valuation of the performance shares;

•	the utilization of a 20-day average stock price to determine the number of performance shares granted as opposed to the grant date values used for accounting and reporting purposes; and

•	the utilization of the average closing stock price on the first 10 trading days of 2017 to determine the number of restricted stock units granted as opposed to the grant date value used for accounting and reporting purposes.

2017 Target Equity Incentive Opportunity and Equity Compensation Mix

Named Executive Officer	Target Long-Term Incentive (as a multiple of salary)
McManus	5.65
Porter	4.40
Richardson	4.40
Godsey	1.70
Woodruff	2.50

Performance Shares. A performance share is the right to receive of one share of our common stock at target performance. An award of performance shares becomes payable if the Compensation Committee determines that all conditions of payment have been satisfied at the end of the applicable award period. The standard performance share award period is three years. For example, the performance shares granted in February 2017 have an award period beginning January 1, 2017, and ending December 31, 2019. Payout of the performance shares, if any, will be based on Energen’s total shareholder return (“TSR”) relative to companies (“peer companies”) included in the S&P Supercomposite Oil and Gas E&P index as constituted on the first day of the applicable award period.

The following table reflects 2017 performance share award payout percentages at various performance levels:

Energen TSR Percentile Ranking Relative to S&P Supercomposite E&P Index	% of Performance Shares Payable
90th or >	200
50th	100
25th	25
Below 25th	0

For performance levels falling between the values shown in the above table, percentages will be determined by interpolation. TSR will be measured in accordance with procedures established by the Compensation Committee.

Restricted Awards. The Stock Incentive Plan also provides for the grant of restricted stock and restricted stock units. No shares of restricted stock may be sold, and restricted stock units do not pay out, until the restrictions on such shares or units have lapsed or been removed. The Compensation Committee establishes the terms and conditions upon which the restrictions on each award shall lapse, which terms and conditions may include a required period of service or individual or corporate performance conditions. The restricted stock unit grants made in February 2017 vest on a ratable basis, with restrictions on the 2017 restricted stock unit grants lapsing in annual one-third increments as is common among our peers. The Committee expects to continue to use ratable vesting in future years.

Stock Options. The stock option provisions of the Stock Incentive Plan provide for the grant of non-qualified stock options, incentive stock options and stock appreciation rights or a combination thereof to officers and key employees, all as determined by the Compensation Committee. The Compensation

Committee has not utilized the stock appreciation right feature in recent years, no stock options have been granted since 2014 and all outstanding options have vested.

OTHER COMPENSATION ELEMENTS

In addition to the three primary compensation components listed above, the Company’s executive compensation program also includes the following components:

•	No executive-only welfare or retirement benefits;

•	No gross-ups of excise taxes or taxes on perquisites to any executive officers;

•	Limited perquisites (less than $10,000 in value annually);

•	Deferred compensation arrangements; and

•	Severance arrangements.

NO EXECUTIVE-ONLY WELFARE OR RETIREMENT BENEFITS OR TAX GROSS-UPS

The Company does not provide special welfare or retirement benefits to its named executive officers. Instead, the named executive officers participate in the broad-based employee benefit and welfare plans available to employees of the Company generally. Further, in February 2017, the Company eliminated legacy provisions in certain of its Severance Compensation Arrangements providing for gross-ups of excise taxes under Section 4999 of the Code and no longer provides tax gross-ups on excise taxes or perquisites to any of its executive officers.

1997 DEFERRED COMPENSATION PLAN

The Company also provides a program that allows our Directors and officers to defer receipt of compensation. Amounts deferred by a participant under the Deferred Compensation Plan are credited to one of two separate accounts maintained for a participant, a Company stock account or an investment account. The value of a participant’s Company stock account tracks the performance of our common stock, including reinvestment of dividends (if any). At distribution, the participant’s Company stock account is payable in the form of shares of Company common stock. The value of a participant’s investment account tracks the performance of selected mutual funds offered by The Vanguard Group, Inc. All of the mutual funds utilized to track performance under the Deferred Compensation Plan are also investment options for employees under the Company’s generally available Employee Savings Plan. At distribution, the participant’s investment account is payable in cash. The Deferred Compensation Plan is primarily designed as a financial planning and savings tool for participants. It does, however, include a Company contribution provision for officers that mirrors the Company match and supplemental contribution provisions of the Employee Savings Plan. The Company has established trusts and has funded the trusts, and presently plans to continue funding the trusts, in a manner that generally tracks participants’ accounts under the Deferred Compensation Plan. Although there is generally no requirement that the trusts be so funded or invested, if a change in control of the Company occurs, the trusts must be funded in an amount equal to the aggregate value of the participants’ accounts at the time of the change of control. While intended for payment of benefits under the Deferred Compensation Plan, the trusts’ assets remain subject to the claims of our creditors.

EXECUTIVE SEVERANCE AGREEMENTS, SEVERANCE COMPENSATION AGREEMENTS AND CHANGE IN CONTROL

In order to better ensure the retention of our executive leadership team in the event of a potentially disruptive corporate transaction, we have historically provided our executive officers, including the named executive officers, with change-in-control severance protection. We believe that such protections, which are consistent with the practices of our peer companies, are in the best interest of our shareholders because they enable our executive leadership team to fully focus on the benefits of a corporate transaction for shareholders, rather than the potential adverse consequences of the transaction on their careers.

In 2017, we entered into agreements with our named executive officers to provide more limited severance protections in the event of a qualifying termination of employment that is not in connection with a change in control. Pre-change-in-control severance protections are a common practice among our peer companies and are intended to promote retention of our executive officers by providing security in the event of a job loss.

For additional information about the terms of the severance arrangements with our named executive officers and amounts potentially payable thereunder, see ”Executive Compensation – Potential Payments Upon Termination or Change In Control” beginning on page 53.

COMPENSATION POLICIES AND PRACTICES

Compensation Recoupment Policy. Effective November 7, 2017, the Board adopted an officer compensation recoupment policy. The policy provides that if the Board determines that fraud, illegal conduct, intentional misconduct or gross neglect by a current or former officer of the Company was a significant contributing factor to a restatement of the Company’s financial statements, the Board may recoup from the officer an amount that the Board deems appropriate. The policy is applicable to incentive compensation payable with respect to periods commencing, or having award or grant dates, on or after January 1, 2018. Recoupment shall be made from applicable compensation through

one or more of the following actions: (a) requiring repayment by such officer to the Company of all or a portion of cash incentive payments made to, or on behalf of, the officer with respect to the most recent fiscal year for which such payments have been made as of the date of the Board’s recoupment decision; or (b) canceling all or a portion of such officer’s short-term and long-term incentive awards under the Company’s compensation plans, agreements, arrangements or policies that remain unpaid or unvested as of the date of the Board’s recoupment decision.

Ownership Guidelines. The Company has the following stock ownership guidelines for officers: CEO and Chairman (McManus) – 5 times base salary; CFO (Porter), COO (Richardson), and General Counsel (Woodruff) – 3 times base salary; and SVP (Godsey) – 2 times base salary. The Company’s other officers have ownership guidelines of 1 or 2 times base salary depending on position. For purposes of the guidelines, stock ownership includes (1) shares owned directly by the executive and immediate family members, (2) shareholdings in the Company’s

401(k) plan, and (3) deferred compensation shares. It is expected that an officer will not sell or otherwise transfer shares of Company common stock if the officer does not meet the ownership guidelines or if the sale or transfer would cause the officer to not meet the ownership guidelines, excepting shares sold or withheld for taxes on equity awards. As of December 31, 2017, each of our named executive officers maintained ownership exceeding the guidelines.

Anti-Hedging and Pledging. The Company has policies that prohibit officers and Directors from hedging or entering into pledging transactions

utilizing Company common stock.

COMPENSATION RISK ASSESSMENT

Our executive compensation program incorporates performance goals related to a wide range of operational performance measures. By diversifying the performance measures and time horizons for assessing performance, we seek to mitigate the risk of significant compensation payments based on accomplishments in one area that may have a negative consequence for our business as a whole.

At least annually, the Compensation Committee assesses the compensation policies and practices applicable to our employees, including our executive officers, and considers whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

We believe our compensation programs strike the appropriate balance between the short-term and long-term performance of the Company. We consider the potential risks in our business when designing and administering our compensation programs, and we believe our balanced approach to performance measurement and compensation decisions mitigates the risk that employees, including our executive officers, will be encouraged to undertake excessive or inappropriate risk.

TAX DEDUCTIBILITY OF COMPENSATION

Our AICP and performance share awards are intended to permit the Company to deduct compensation expense under Section 162(m) of the Internal Revenue Code, which historically limited the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation qualified as “performance-based.”

Federal legislation passed on December 22, 2017 repealed the exemption from Section 162(m)’s deduction limit for “performance-based” compensation and the limitation on deductibility generally was expanded to include all individuals who are considered NEOs in any year beginning after December 31, 2016. As a result, compensation paid to our NEOs in excess of $1 million may not be deductible for taxable years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017, the scope of which is uncertain. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Despite the change in law, the Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE:

Jay Grinney, Chair

Kenneth W. Dewey

Laurence M. Downes

M. James Gorrie

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our named executive officers for each fiscal year noted in the table, for services rendered to us. For a more complete discussion of the elements of compensation included in this table, please refer to the discussion reflected in “Compensation Discussion and Analysis” beginning on page 34 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation Earnings ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

McManus, II, James T. Chairman and Chief Executive Officer	2017	902,000	-	4,447,230	-	1,447,620	-	71,372	6,868,222
	2016	884,000	-	2,644,138	-	1,392,477	-	64,719	4,985,334
	2015	884,000	-	5,499,904	-	1,415,814	-	97,104	7,896,822
Porter, Jr., Charles W. Vice President, Chief Financial Officer and Treasurer	2017	472,000	-	1,812,370	-	619,783	-	37,675	2,941,828
	2016	463,000	-	1,078,492	-	596,714	-	33,415	2,171,621
	2015	463,000	-	2,243,216	-	606,715	-	52,242	3,365,173
Richardson, John S. President and Chief Operating Officer of Energen Resources Corporation	2017	520,000		1,996,687		682,812		41,435	3,240,934
	2016	510,000	-	1,188,000	-	657,288	-	36,917	2,392,205
	2015	510,000	-	2,470,908	-	668,304	-	66,617	3,715,829
Godsey, David Senior Vice President - Exploration and Geology of Energen Resources Corporation	2017	393,000	-	583,047	-	430,040	-	31,482	1,437,569
	2016	385,000	-	346,515	-	413,490	-	27,603	1,172,608
	2015	385,000	-	720,584	-	420,420	-	56,333	1,582,337
Woodruff, J. David Vice President, General Counsel and Secretary	2017	388,000	-	517,522	-	367,960	-	31,091	1,304,573
	2016	380,000	-	502,931	-	353,704	-	27,230	1,263,865
	2015	380,000	-	1,045,947	-	359,632	-	42,188	1,827,767

(1)	The amounts in column (e) reflect grant date fair value. The valuation assumptions are discussed in Note 6 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Column (e), Stock Awards, includes restricted stock and performance share awards. 56.83% of the grant date value represents performance shares, and the remaining 43.17% represents restricted stock. See footnote 4 to the Grants of Plan-Based Awards table on page 49 for more detail about the performance share awards. If the highest level of performance conditions is achieved, the value of the stock awards reflected in column (e) for 2017 for Messrs. McManus, Porter, Richardson, Godsey and Woodruff would be $7,040,016, $2,868,943, $3,160,745, $922,923, and $682,025, respectively.

(3)	The amounts in column (g) reflect Annual Incentive Compensation payouts as discussed on pages 38 – 41 of this Proxy Statement.

(4)	The amounts reported in column (i) for 2017 reflect the Company’s contributions to defined contribution plans and life insurance premiums. Contributions by the Company to defined contribution plans on behalf of our named executive officers during 2017 were as follows:

Defined Contributions ($)
McManus	70,558
Porter	37,248
Richardson	40,967
Godsey	31,127
Woodruff	30,740

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information with respect to annual cash incentives and long-term equity incentives to our named executive officers. For a more complete discussion of the awards, please refer to the discussion of these incentives contained in “Compensation Discussion and Analysis,” beginning on page 34 of this Proxy Statement.

Name	Grant Date	Meeting Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)(5)			All Other Stock Awards: Number of Shares of Stock or Units(6) (#)(6)	Grant Date Fair Value of Stock and Option Awards(7)
			Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
McManus	2/7/17	2/6/17	496,100	992,200	1,984,400
	2/7/17	2/6/17				9,860	39,440	78,880	35,553	4,447,230
Porter	2/7/17	2/6/17	212,400	424,800	849,600
	2/7/17	2/6/17				4,018	16,072	32,144	14,490	1,812,370
Richardson	2/7/17	2/6/17	234,000	468,000	936,000
	2/7/17	2/6/17				4,427	17,707	35,414	15,963	1,996,687
Godsey	2/7/17	2/6/17	147,375	294,750	589,500
	2/7/17	2/6/17				1,293	5,170	10,340	4,662	583,047
Woodruff(8)	2/7/17	2/6/17	126,100	252,200	504,400
	2/7/17	2/6/17				1,877	7,507	15,014	6,768	517,522

(1)	The Compensation Committee generally sets award amounts at a meeting that occurs the day prior to the grant date.
(2)	Columns (c) – (e) reflect the annual cash incentive payout values for each named executive officer for 2017 if the threshold, target or maximum goals had been satisfied. The actual payout is reflected in column (g) of the Summary Compensation Table. For a discussion of the criteria applied when determining amounts payable, see the description of Annual Incentive Compensation in “Compensation Discussion and Analysis” beginning on page 34 of this Proxy Statement.
(3)	The threshold amounts in this column assume that the baseline AICP performance hurdle established by the Compensation Committee was met.
(4)	Payment of performance share awards will be based on the Company’s total shareholder return (TSR) relative to companies in the S&P Supercomposite E&P Index as comprised on the first day of the applicable award period (the “peer companies”). Columns (f) – (h) reflect the payment of performance share awards for each named executive officer if the threshold, target or maximum goals are met. The threshold goal will be met if the Company’s TSR percentile ranking relative to the peer companies is at least 25th, the target goal will be met if the Company’s TSR percentile ranking relative to the peer companies is 50th, and the maximum goal will be met if the Company’s TSR percentile ranking relative to the peer companies is 90th or above at the end of the respective award period.
(5)	These performance shares have a three-year award period ending December 31, 2019.
(6)	These restricted stock units granted February 7, 2017 vest in equal installments on February 10, 2018, February 9, 2019 and February 15, 2020.
(7)	Column (j) represents the grant date fair value of the stock awards, as reflected in column (e) of the Summary Compensation Table.
(8)	Mr. Woodruff retired effective December 31, 2017. Mr. Woodruff’s AICP vested on December 31, 2017, and his unvested restricted stock and outstanding performance shares vested in accordance with the terms of the Stock Incentive Plan as detailed in “Executive Compensation – Potential Payments on Termination or Change in Control” beginning on page 53 of this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of December 31, 2017. This table includes unexercised and unvested option awards and unvested restricted stock and performance share awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table. For additional information about the outstanding equity awards, see the description of long-term incentive compensation in “Compensation Discussion and Analysis” beginning on page 34.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
McManus	1/25/12	113,952			54.11	1/24/2022
	1/24/13	48,612			48.36	1/23/2023
	1/22/14	36,855			72.39	1/21/2024
	2/10/15						33,054	(1)	1,902,919
	2/9/16						56,500	(2)	3,252,705	99,528	(4)	5,729,827
	2/7/17						35,553	(3)	2,045,635	78,880	(5)	4,541,122
Porter	1/26/11	12,045			54.99	1/25/2021
	1/25/12	16,333			54.11	1/24/2022
	1/24/13	12,078			48.36	1/23/2023
	1/22/14	11,307			72.39	1/21/2024
	2/10/15						13,482	(1)	776,159
	2/9/16						23,045	(2)	1,326,701	40,596	(4)	2,337,112
	2/7/17						14,490	(3)	834,189	32,144	(5)	1,850,530
Richardson	1/23/08	21,275			60.56	1/22/2018
	1/26/11	31,317			54.99	1/25/2021
	1/25/12	38,095			54.11	1/24/2022
	1/24/13	14,946			48.36	1/23/2023
	1/22/14	13,560			72.39	1/21/2024
	2/10/15						14,851	(1)	854,972
	2/9/16						25,385	(2)	1,461,414	44,718	(4)	2,574,415
	2/7/17						15,963	(3)	918,990	35,414	(5)	2,038,784
Godsey	1/24/13	5,097			48.36	1/23/2023
	1/22/14	5,067			72.39	1/21/2024
	2/10/15						4,331	(1)	249,336
	2/9/16						7,404	(2)	426,248	13,044	(4)	750,943
	2/7/17						4,662	(3)	268,391	10,340	(5)	595,274

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) N/A	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Woodruff(6)	1/23/08	12,100			60.56	1/22/2018
	1/28/09	7,281			29.79	1/27/2019
	1/27/10	15,468			46.69	1/26/2020
	1/26/11	14,789			54.99	1/25/2021
	1/25/12	16,029			54.11	1/24/2022
	1/24/13	4,557			48.36	1/23/2023
	1/22/14	4,332			72.39	1/21/2024
	2/9/16								12,620	(4)(6)	726,533
	2/7/17								5,005	(5)(6)	288,138

Vesting Dates:

(1)	These restricted stock units vest February 10, 2018.

(2)	These restricted stock units vest February 9, 2019.

(3)	These restricted stock units vest in equal installments on February 10, 2018, February 9, 2019 and February 15, 2020.

(4)	These performance shares have a three-year award period that ends December 31, 2018. Payout amounts are calculated at maximum (200%) due to 2016-2017 period performance exceeding target performance measures.

(5)	These performance shares have a three-year award period that ends December 31, 2019. Payout amounts are calculated at maximum (200%) due to 2017 period performance exceeding target performance measures.

(6)	Mr. Woodruff retired effective December 31, 2017. A pro-rata portion of Mr. Woodruff’s performance shares for the three-year award periods ending December 31, 2018 and 2019 vested upon his retirement, but remain subject to satisfaction of performance conditions. See “Executive Compensation – Potential Payments Upon Termination or Change in Control” for information on stock and performance share vesting in connection with Mr. Woodruff’s retirement.

OPTION EXERCISES AND STOCK VESTED IN 2017

The following table provides information, for the named executive officers, on (1) stock option exercises during 2017, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)(1)
McManus	-	-	86,195	4,595,405
Porter	-	-	33,716	1,795,471
Richardson	-	-	37,566	2,001,134
Godsey	-	-	11,386	607,162
Woodruff	-	-	39,159(2)	2,187,540(2)

(1)	Value is the amount determined as of the Compensation Committee’s approval of the vesting of the shares. The same value is utilized for tax purposes.

(2)	Includes 23,802 restricted stock units which vested upon Mr. Woodruff’s retirement effective December 31, 2017. These restricted stock units are valued at $1,370,281, based on the December 29, 2017 closing stock price of $57.57. The shares will not be issued until six months after his retirement in order to comply with Section 409A of the Internal Revenue Code.

NONQUALIFIED DEFERRED COMPENSATION TABLE IN 2017

The table below provides information on the non-qualified deferred compensation of the named executive officers in 2017 pursuant to the Company’s 1997 Deferred Compensation Plan. For a more detailed discussion of the 1997 Deferred Compensation Plan, refer to “Compensation Discussion and Analysis” beginning on page 34 of this Proxy Statement.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
McManus	31,600	48,958	450	80,730	79,923
Porter	10,100	15,648	18,912	-	215,464
Richardson	12,500	19,367	10,982	25,648	142,450
Godsey	6,150	9,528	9,755	-	90,943
Woodruff	5,900	9,140	12,006	-	149,466

(1)	Amounts reported in columns (b) and (c) are reported in the Summary Compensation Table.

(2)	None of the amounts reported in column (d) are reported in the Summary Compensation Table because Energen does not pay above-market or preferential earnings on deferred compensation.

(3)	Amounts reported in column (f) for each named executive officer include amounts previously reported in the Summary Compensation Table in previous years when earned if that officer’s compensation was required to be disclosed in a prior year. Amounts previously reported in such years include previously earned, but deferred, salary, Annual Incentive Compensation, stock awards and Energen’s contributions on behalf of such officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Agreements. We have entered into Executive Severance Agreements with each of Messrs. McManus, Porter, Richardson and Godsey providing for severance compensation in the event of termination prior to the occurrence of a change in control event. Following the occurrence of a change in control event, Energen’s existing Severance Compensation Agreements would be the operative documents. The Executive Severance Agreements have a term ending December 31, 2020. In the event the Company terminates a named executive officer’s employment other than for cause, death or disability, or such officer terminates his or her employment for good reason (as each term is defined in the Executive Severance Agreements), then, following execution of a release by such officer, Energen shall pay such officer the following: (i) a multiple of the officer’s salary and target bonus; (ii) the unpaid bonus for any fiscal year completed on or prior to the termination date determined based on actual performance and in the same manner as for other executive officers, with all individual and subjective performance metrics, if any, deemed satisfied at target with no negative discretion on an individual basis; (iii) prorated target bonus for the year of termination (or, if necessary for the bonus to be deductible for tax purposes, an amount determined by the Compensation Committee based on actual performance and in the same manner as for other executive officers, with all individual and subjective performance metrics, if any, deemed satisfied at target with no negative discretion on an individual basis); and (iv) a minimum of 12 months of medical premiums. In addition, the officer remains entitled to indemnification by Energen to the fullest extent permitted under applicable law, and, for at least six years following the date of termination, Energen would continue to provide directors’ and officers’ insurance coverage to the officer at a level no less favorable than in effect as of the effective date of the Executive Severance Agreement. Any such termination under an Executive Severance Agreement would be treated as a “qualified termination” as defined in the Stock Incentive Plan. Mr. McManus’ severance multiple is 2.0 with 24 months of medical premiums. Messrs. Porter’s and Richardson’s severance multiple is 1.5 with 18 months of medical premiums, and Mr. Godsey’s severance multiple is 1.0 with 12 months of medical premiums. Finally, in the event of a “Change in Control” (as defined in the Severance Compensation Agreements) within one (1) year of an officer’s termination without cause or for good reason, the officer would receive, without duplication, the additional compensation and benefits that the officer would have received had the officer been terminated following such Change in Control under the terms of the Severance Compensation Agreements.

For purposes of the Executive Severance Agreements, “cause” is defined as: (i) the willful and continued failure of the officer to substantially perform the officer’s duties with Energen and its affiliates (other than any such failure resulting from the officer’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the officer specifically identifying the manner in which the officer has not substantially performed the officer’s duties; (ii) the officer engaging in willful misconduct that it demonstrably injurious to Energen and its affiliates monetarily or otherwise; or (iii) the conviction of the officer of a felony. The Executive Severance Agreements state that “no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of”

Energen. If curable, an officer may only be terminated if such action or omission has not been cured by the officer within thirty (30) days following written notice from Energen. Further, terminations for Cause must be approved by the affirmative vote of not less than two-thirds of the entire membership of the board of directors

(excluding the officer, if he is then a member of the board), which determination by the board shall be subject to de novo review by a court of law. “Good reason” has the same definition as is contained in Energen’s Severance Compensation Agreements.

Assuming a termination under the terms of the Executive Severance Agreements on December 31, 2017, other than for cause, death or disability or by the executive for good reason, we estimate that the following officers would receive the following benefits from Energen:

	McManus $	Porter $	Richardson $	Godsey $
Cash Severance (1)	3,788,400	1,345,200	1,482,000	687,750
Medical Premiums	34,684	32,876	26,013	17,342

(1)	Does not include Annual Incentive Compensation Plan payout for 2017 fiscal year, which is shown in column (g) of the Summary Compensation Table on page 47.

Change in Control Severance Agreements. In addition to our Executive Severance Agreements, we have entered into Severance Compensation Agreements with certain officers including Messrs. McManus, Porter, Richardson, Godsey and Woodruff (Mr. Woodruff’s agreement terminated upon his retirement on December 31, 2017). We designed the agreements to retain the executives and provide continuity of management in the event of any actual or threatened change in control of the Company. Each such agreement provides that if, during a base period following the first to occur of a change in control of the Company (as defined in the agreements) or shareholder approval of a transaction that will constitute a change in control, the employee’s employment is terminated in a qualified termination, then we will pay the employee an amount equal to a percentage of the employee’s (a) annual base salary in effect immediately prior to the change in control, plus (b) the employee’s highest annual cash bonus compensation for the three fiscal years immediately prior to the fiscal year during which the change in control occurs.

Continuity of management or retention is encouraged by providing severance benefits in the event of loss of employment following a change in control. The percentage payable and base period varies by executive and ranges from 100% with a one-year base period to 300% with a three-year base period. The 100%, 200% and 300% multiples reflect consideration of the executive’s level of corporate responsibility, specialized skills, and availability of other job opportunities. A higher multiple reflects a higher importance of retention. Thus, officers with higher levels of corporate responsibility or specialized skill or knowledge have higher multiples. Officers who, due to senior responsibilities or specialized skills, may have fewer alternative employment opportunities also have higher multiples to provide compensation during a longer job search. All named executive officers except Mr. Godsey have a 300% multiple and three-year base period. Mr. Godsey has a 200% multiple and a two-year base period. The Severance Compensation Agreements also provide for the continuance of certain insurance and other employee benefits for a period of twenty-four months following any such termination of employment.

For purposes of the Severance Compensation Agreements, (1) the term “qualified termination” means a termination (a) by the Company other than for cause, (b) by the employee for good reason or (c) by written agreement to such effect between the employee and the Company, (2) the term “cause” generally means failure to substantially perform duties, misconduct injurious to the Company or conviction of a felony, and (3) the term “good reason” generally means a required relocation from the employee’s current place of employment or a material diminution in the authority, duties, responsibilities or benefits of the employee’s job.

As defined in our Severance Compensation Agreements, as well as our Stock Incentive Plan and Annual Incentive Compensation Plan, a “change in control” would include any of the following events:

•	any “person”, as defined in the Exchange Act, acquires 30 percent or more of our voting securities;
•	a majority of our Directors are replaced in certain circumstances, including:

¡	a majority of such Directors are replaced such that a majority of our current Directors does not approve their election or nomination for election; or

¡	Directors are replaced by an individual or individuals whose initial assumption of office occurs as a result of an actual or threatened election contest; or

•	consummation of certain mergers or consolidations, or a liquidation or sale of our assets.

Assuming the occurrence of a triggering event on December 31, 2017 for payment of change in control related compensation, we estimate that the following officers would receive the following benefits (due to Mr. Woodruff’s actual retirement on December 31, 2017, we have not provided estimates of his potential payout under the Severance Compensation Agreement):

	McManus $	Porter $	Richardson $	Godsey $
Cash Severance	6,953,442	3,236,145	3,564,912	1,626,840
Health & Welfare Benefit (1)	37,231	45,295	36,430	36,142

(1)	Represents the incremental value of two years continuation of medical, life and disability insurance benefits.

Equity Award Severance Protections. The Stock Incentive Plan also provides that in the event of a termination of employment, other than a “qualified termination” or a “change in control termination,” all unvested options expire and all unvested restricted stock and outstanding restricted stock units and performance shares are forfeited. In the event of a qualified termination, unvested options, unvested restricted stock and restricted stock units with a grant date at least ten months prior to the date of termination vest and outstanding performance shares with a grant date at least ten months prior to the date of termination remain eligible for payout subject to the applicable award period and performance conditions, with the number of performance shares reduced based on the number of months of the award period remaining following termination. Under the Stock Incentive Plan the term “qualified termination” means:

(1)	death or disability;

(2)	retirement; or

(3)	termination designated in writing as a qualified termination by Energen or an Energen subsidiary.

In the event of a change in control termination, unvested options, unvested restricted stock and restricted stock units vest and outstanding performance shares pay out at target performance within thirty days of termination. The Board of Directors defined “change in control termination” to mean:

(1)	an involuntary termination other than for cause after the occurrence of a change in control; or

(2)	a voluntary termination for good reason entitling the employee to severance compensation under a written change in control severance agreement.

The following table contains a schedule of unvested options and restricted stock units that would vest upon a qualified termination or a change in control termination, valued as of December 31, 2017 (Mr. Woodruff’s restricted stock units vested in connection with his retirement, a “qualified termination” under the Stock Incentive Plan):

Name	Shares Represented by Unvested Options (#)	Value of Unvested Options ($)	Restricted Stock Units (#)	Value of Restricted Stock Units ($)
McManus	-	-	125,107	7,202,410
Porter	-	-	51,017	2,937,049
Richardson	-	-	56,199	3,235,376
Godsey	-	-	16,397	943,975
Woodruff	-	-	23,802	1,370,281

The following table contains a schedule of unvested performance shares that would vest pro rata based on the number of months of the award period remaining following a qualified termination. The pro rata portion of the performance shares would remain eligible for payout subject to satisfaction of the performance conditions and are valued as of December 31, 2017 (a pro rata portion of Mr. Woodruff’s performance shares vested upon his retirement on December 31, 2017). Pay out amounts are calculated at maximum (200%) due to performance periods exceeding target performance measures at December 31, 2017.

Name	Performance Shares(#)	Value of Performance Shares($)
McManus	92,645	5,333,573
Porter	37,779	2,174,937
Richardson	41,617	2,395,891
Godsey	12,143	699,073
Woodruff	17,625	1,014,671

The following table contains a schedule of unvested performance shares that would vest and pay out at target performance upon a change in control termination, valued as of December 31, 2017 (excluding Mr. Woodruff, who retired effective December 31, 2017):

Name	Performance Shares(#)	Value of Performance Shares($)
McManus	89,204	5,135,474
Porter	36,370	2,093,821
Richardson	40,066	2,306,600
Godsey	11,692	673,108

Annual Incentive Severance Protections. Our Annual Incentive Compensation Plan provides that upon a change in control and termination of a participant’s employment, the participant will receive a pro rata incentive based on target performance and the number of days of employment during the Plan year. The Annual

Incentive Compensation Plan also provides that in the event a participant terminates employment due to retirement, death or disability during a performance period, the participant shall receive an incentive equal to the amount the participant would have received as an incentive if the participant had remained an employee through the end of the performance period multiplied by a fraction which reduces the award in proportion to the amount of time remaining in the performance period. If a participant’s employment is terminated for any other reason during a performance period, the participant shall receive no incentive payment for such performance period unless the Compensation Committee, in its discretion, determines to pay such participant (other than a participant terminated for cause) up to a pro rata incentive payment. Assuming a December 31, 2017 triggering event, there would be no pro rata target performance pay out, since the performance period would have concluded and the amounts owed to the participants could be determined in accordance with the terms of the Annual Incentive Compensation Plan.

PAY RATIO

Rules adopted by the SEC following passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act require us to provide a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median annual total compensation of our employees. We identified our median employee by comparison of all salary, overtime, matching and elective contributions to our 401(k) and deferred compensation plans, annual incentive compensation and long-term incentive equity vested in 2017 as reported to the Internal Revenue Service on Form W-2 for 2017 for all of our employees (excluding the Chief Executive Officer) as of December 31, 2017. Due to our employment of 396 employees (other than the Chief Executive Officer) at December 31, 2017, we identified two potential median employees. Of the two median employees, one had been hired during 2017 and his earnings were annualized for the year in accordance with SEC rule requirements, while the other employee had worked for the entire year, but had slightly lower total compensation. We identified the full-year employee as our median employee because his earnings also included a bonus and we determined that he was more representative of the median employee.

For 2017, our last completed fiscal year:

•	the annual total compensation of our median employee (other than the Chief Executive Officer) was $126,662; and

•	the annual total compensation of our Chief Executive Officer was $6,881,476, which is higher than the total compensation reflected in our Summary Compensation Table due to the inclusion of the Company’s payment of long-term disability premiums, basic accidental death & disability insurance premiums, medical insurance premiums and dental insurance premiums available on the same basis to all full-time employees (which had an aggregate value of $13,254 for our Chief Executive Officer in 2017).

Based on estimates and information set forth above, for 2017 the ratio of the annual total compensation of Mr. McManus, our Chief Executive Officer, to the median of the annual total compensation of all our employees was 54.3 to 1.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was signed into law July 21, 2010, provides shareholders with an opportunity to cast an advisory vote on the compensation of executive officers as disclosed in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” vote, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2017 executive compensation programs and policies and the compensation paid to the named executive officers of the Company.

As discussed beginning on page 34 of this Proxy Statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to serve the Company and its shareholders by aligning executive compensation with shareholder interests and by encouraging and rewarding management initiatives that will benefit the Company and its shareholders, customers, and employees over the long-term.

PROPOSAL

The Company is presenting this proposal, which gives you as a shareholder the opportunity to express your view on our executive compensation by voting for or against the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers of Energen Corporation, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the Company’s 2018 Proxy Statement.”

REQUIRED VOTE

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for and against, this proposal.

This proposal allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Although your vote on this matter is advisory in nature and therefore will not be binding upon the Company, the Compensation Committee or the Board of Directors, your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its shareholders.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

In order to be considered for inclusion in our Proxy Statement and form of proxy, proposals of shareholders submitted in accordance with SEC Rule 14a-8 and intended to be presented at the 2019 Annual Meeting must be received at the Company’s principal executive offices no later than November 22, 2018. If a shareholder desires to bring other business before the 2019 Annual Meeting without including such proposal in the Company’s Proxy Statement, the shareholder must notify the Company in writing no earlier than January 3, 2019 and no later than February 2, 2019 in accordance with the Company’s By Laws. Shareholders who wish to nominate individuals to serve on the Board of Directors must follow the requirements set forth in Sections 1.11 and 1.12 of the Company’s By Laws. In order to be eligible to nominate a person for election to our Board of Directors a shareholder must (i) comply with the notice procedures set forth in the By Laws and (ii) be a shareholder of record on the date of giving such notice as well as on the meeting date. To be timely, any shareholder who wishes to make a nomination to be considered at the 2019 Annual Meeting must deliver the notice specified by our By Laws between January 3, 2019 and February 2, 2019. The By Laws contain a number of substantive and procedural requirements that should be reviewed by any interested shareholder. Shareholder proposals and director nominations should be directed to Energen Corporation, 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203-2707, Attention: Corporate Secretary.

ENERGEN CORPORATION

Chairman of the Board

Birmingham, Alabama

March 22, 2018

Appendix A

The following peer group is referred to on page 37 of the Proxy Statement.

CUSTOM PEER GROUP DATA BASE

Antero Resource Corporation

Cabot Oil & Gas Corp

Carrizo Oil & Gas, Inc.

Cimarex Energy Co

Concho Resources

Diamondback Energy, Inc.

Denbury Resources Inc.

EP Energy Corporation

EQT Corp

Gulfport Energy Corp.

Laredo Petroleum, Inc.

Matador Resources

Newfield Exploration Co

Oasis Petroleum, Inc.

PDC Energy, Inc.

QEP Resources

Range Resources Corp

SM Energy Co

Whiting Petroleum Corp

WPX Energy, Inc.

A-1

Appendix B

Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures
Earnings before interest, taxes, depreciation, accretion, impairment and exploration expenses
(EBITDAX) is a Non-GAAP financial measure (GAAP refers to generally accepted accounting principles). As defined by the Compensation Committee, Adjusted EBITDAX further excludes the impact of (i) open mark-to-market gains and losses, (ii) changes in accounting principles or other provisions that materially affect reported results, (iii) gains or losses (net of severance payments) on asset dispositions with proceeds greater than $5 million, and (iv) EBITDAX on properties held for sale as of January 1, 2017. The Compensation Committee believes that Adjusted EBITDAX is an appropriate performance measure for use in connection with the Company’s Annual Incentive
Compensation Plan. Following satisfaction of the Annual Incentive Compensation Plan performance hurdle, the Compensation Committee added certain non-operational expenses to the Adjusted
EBITDAX performance measure.

Reconciliation To GAAP Information	Year ended
($ in millions)	12/31/2017
Energen Net Income (GAAP)	306.8
Interest expense (GAAP)	38.4
Income tax (benefit) (GAAP)	(199.4)
Depreciation, depletion and amortization (GAAP)	483.4
Accretion expense (GAAP)	5.8
Exploration expense (GAAP)	10.1
Adjustment for asset impairment (GAAP)	1.7
Adjustment for mark-to-market losses	10.6

Energen Adjusted EBITDAX from Continuing Operations (Non-GAAP)	657.4
Non-operational expenses	3.9

Energen Adjusted EBITDAX for AICP Performance Measure (Non-GAAP)	661.2

Note: Amounts may not sum due to rounding.

B-1

605 Richard Arrington, Jr. Blvd. North

Birmingham, Alabama 35203-2707

(205) 326-2700

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on May 2, 2018. (April 30, 2018 for

Employee Savings Plan Participants)
Vote by Internet
• Go to www.investorvote.com/EGN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends that you vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors - Nominees:	For	Against	Abstain

	01 - Jonathan Z. Cohen	☐	☐	☐

	02 - William G. Hargett	☐	☐	☐

	03 - Alan A. Kleier	☐	☐	☐

	04 - Vincent J. Intrieri	☐	☐	☐

	05 - Laurence M. Downes	☐	☐	☐

	06 - Lori A. Lancaster	☐	☐	☐

		For	Against	Abstain

2.	Ratification of appointment of independent registered public accounting firm	☐	☐	☐

3.	Approval of the advisory (non-binding) resolution relating to executive compensation	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02SIKD

NOTICE TO EMPLOYEE SAVINGS PLAN PARTICIPANTS. If you are a participant in the Energen Corporation Employee Savings Plan (the “Plan”) you have the right to direct the Trustee under the Plan how full shares of the Company’s Common Stock allocable to your account under the Plan as of February 28, 2018, should be voted at the Annual Meeting of Shareholders of Energen Corporation (the “Company”). Energen’s stock transfer agent, Computershare, will forward your instructions to the Vanguard Fiduciary Trust Company, Trustee of the Plan. If directions are not received by the transfer agent on or before April 30, 2018, you will be treated as directing the Plan’s Trustee to vote your shares in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The Proxy Statement and the Annual Report on Form 10-K for 2017 are available at:

www.annualmeeting.energen.com

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ENERGEN CORPORATION

Annual Meeting of Shareholders — May 3, 2018

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints James T. McManus, II and John K. Molen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote all the shares of Energen Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held May 3, 2018, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting, upon all matters that may properly come before the Annual Meeting. This proxy will be voted in accordance with the specific indications on the other side. In the absence of such indications, this proxy will be voted FOR all the nominees listed for election as directors on the other side and FOR Proposals 2 and 3. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

(Continued and to be marked, dated and signed, on the other side)